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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
CH2M HILL COMPANIES, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CH2M HILL COMPANIES, LTD.
9191 South Jamaica Street
Englewood, CO 80112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CH2M HILL Companies, Ltd. (CH2M HILL) will be held on Tuesday, May 6, 2008 at 8:00 a.m. Mountain Daylight Time, at CH2M HILL's headquarters, 9191 South Jamaica Street, Englewood, Colorado 80112 for the following purposes:

  1.
  To elect four Directors to serve for three-year terms.

  2.
  To ratify the appointment of KPMG LLP as the independent auditors of CH2M HILL for the year ending December 31, 2008.

  3.
  To approve an amendment of CH2M HILL's Restated Articles of Incorporation to convert the existing authority to issue preferred stock to an authority to issue undesignated preferred stock.

  4.
  To transact any other business that may properly come before the meeting at the time and place scheduled or, should the meeting be adjourned, at such time and place as it may be resumed.

        Only shareholders of record owning shares of CH2M HILL's common stock at the close of business on March 21, 2008 will be entitled to vote at this meeting or at any postponements or adjournments thereof.

        Your proxy is very important. You may vote your shares via the Internet, by telephone or by proxy card. Please see the accompanying instructions for more details on electronic and telephonic voting. Your proxy is revocable at any time prior to its use and the giving of your proxy will not affect your right to vote the shares you hold in your name if you decide to attend and vote at the meeting.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Samuel H. Iapalucci
                       Executive Vice President, Chief Financial Officer and
                      Corporate Secretary

                      Englewood, Colorado
                      March 21, 2008

CH2M HILL COMPANIES, LTD.
9191 South Jamaica Street
Englewood, CO 80112

PROXY STATEMENT

General Information

        This proxy statement is being furnished to CH2M HILL Companies, Ltd. shareholders in connection with the solicitation of proxies for use at the 2008 Annual Meeting of Shareholders of CH2M HILL to be held on May 6, 2008, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The record date for determining shareholders entitled to vote at the 2008 Annual Meeting was established by the Board of Directors to be March 21, 2008.

        Your proxy is being solicited by CH2M HILL's Board of Directors. This proxy statement and the accompanying materials are being delivered electronically or mailed to shareholders on or about March 31, 2008.

What is the Purpose of the Annual Meeting?

        At our annual meeting, shareholders will have the opportunity to act on the matters discussed in the accompanying Notice of Annual Meeting of Shareholders. CH2M HILL's management also will report on CH2M HILL's financial results and respond to questions from shareholders.

What Information Will I Receive?

        We have included in this mailing a copy of the 2007 Annual Report to Shareholders on Form 10-K. The Annual Report includes audited financial statements for the year ending December 31, 2007 and other information about CH2M HILL. The Annual Report is not a part of the Proxy materials.

Who Can Attend the Meeting?

        All shareholders of record as of March 21, 2008 or their duly appointed proxies may attend the meeting.

Who is Entitled to Vote?

        Only shareholders of record owning shares of CH2M HILL common stock at the close of business on the record date, March 21, 2008, are entitled to vote at the meeting. Such shareholders will be able to vote only CH2M HILL shares of common stock that they held on the record date. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

What Constitutes a Quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 33,796,127 shares of CH2M HILL's common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

How Do I Vote?

        If you are a holder of record of CH2M HILL shares of common stock as of March 21, 2008 you can vote in one of four ways:

  1.
  Vote by Internet—follow the instructions on the Internet at www.proxyvoting.com/ch2m

  2.
  Vote by phone—call toll-free 1 (866) 540-5760

  3.
  Vote by proxy card—mark, sign, and date your proxy card and return it promptly

  4.
  Vote in person—if you attend the meeting, you may deliver your completed proxy card in person or vote in person by completing the ballot form that will be provided

Can I Change my Vote After I Return my Proxy Card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of CH2M HILL at 9191 South Jamaica Street, Englewood, CO 80112 either a notice of revocation or a duly executed proxy bearing a later date as long as it is received by May 6, 2008 at 8:00 a.m. Mountain Daylight Time. Your proxy also will be revoked if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How Do I Vote my 401(k) Plan Shares?

        If you participate in the CH2M HILL Retirement and Tax-Deferred Savings Plan, you have the right, if you choose, to instruct the trustee of the Plan how to vote the shares of common stock credited to your Plan account as well as a pro-rata portion of common stock credited to the accounts of other Plan participants and beneficiaries for which no instructions are received. Your instructions to the trustee of the Plan should be made by voting as discussed in "How Do I Vote?" above. The trustee of the Plan will vote your shares in accordance with your duly executed instructions which must be received by the trustee no later than 5:00 p.m. Mountain Daylight Time on May 2, 2008. If you do not send instructions regarding the voting of common stock credited to your Plan account, such shares shall be voted pro rata according to the voting instruction of other Plan participants. You may also revoke previously given instructions by filing with the trustee of the Plan no later than 5:00 p.m. Mountain Daylight Time on May 2, 2008 either written notice of revocation or a properly completed and signed voting instruction bearing a date later than the date of the prior instructions.

How will my proxy be voted?

        Unless you give other instructions on your proxy card, the person named as proxy holder on the proxy card will vote in accordance with the recommendations of the Board of Directors as discussed in this proxy statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions.

How many votes are required for each proposal?

        With respect to Proposal 1, a nominee for Director must receive the number of votes equal to a majority of the shares present or represented at the meeting and entitled to vote to be elected. Cumulative voting is not permitted in the election of Directors.

        Proposal 2 will be approved and adopted if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

        Proposal 3 will be approved if the holders of a majority of the shares of common stock outstanding on the record date vote in favor of the proposed amendment to CH2M HILL's Restated Articles of Incorporation.

How are abstentions treated?

        A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted on that matter, although they will be counted for purposes of determining whether there is a quorum. Accordingly, in the election of Directors, an abstention or "Withhold Authority" vote will have the effect of a negative vote. With respect to Proposal 2, an abstention will have no effect on the outcome of the vote because that proposal will be approved by a majority of the votes cast. With respect to Proposal 3, an abstention or "Withhold Authority" vote will have the effect of a negative vote.

How will proxies be solicited?

        Proxies will be solicited through electronic delivery or by mail, for those who do not have access to email. The cost of solicitation of the proxies will be paid by CH2M HILL. Officers, directors and regular employees of CH2M HILL, without additional compensation, also may solicit proxies by further mailing, by telephone or personal conversations. CH2M HILL has no plans to retain any firms or otherwise incur any extraordinary expense in connection with the solicitation.

Proposal 1. Election of Directors

        CH2M HILL's articles of incorporation and bylaws provide that our Board of Directors shall consist of at least nine and no more than thirteen members. The size of the Board may be changed from time-to-time by the resolution of the Board of Directors. The current number of Directors is thirteen. Four Directors are outside independent Directors and nine Directors are employee shareholders. The bylaws provide that the Directors shall be elected to three-year staggered terms by dividing the Directors into three classes as equal in number as possible. Each Director shall serve until his/her respective successor is elected and qualified. A decrease in the number of Directors shall not shorten the term of any incumbent Director.

        In November 2004, the Board of Directors designated Jerry D. Geist as an independent Lead Director, for a one-year term ending on December 31, 2005. The Board of Directors reappointed Mr. Geist for additional one-year terms for each year since. As a Lead Director, Mr. Geist is responsible for providing leadership to the independent Directors, facilitating communication and collaboration among them and acting in an advisory capacity on issues of Board governance and operations.

        According to CH2M HILL's bylaws, the employee shareholder Directors are nominated by the specially designated Nominating Committee of the Board, while the outside Directors are nominated by the entire Board. Our Board nominated David B. Price as an outside Director for a three year term expiring in 2011 and until his successor is elected and qualified or his earlier retirement, death, resignation or removal. Our Nominating Committee convened pursuant to procedures outlined in our bylaws, and nominated Robert G. Card, William T. Dehn and Jacqueline C. Rast for election as Directors for three-year terms expiring in 2011 and until their successors are elected and qualified or their earlier retirement, death, resignation or removal. To the best knowledge of our Board of Directors, all of the nominees are, and will be, able and willing to serve. In the event that any of the four nominees listed below should become unavailable to stand for election at the Annual Meeting, the proxy holders will vote for such other person, if any, as may be designated by our Board of Directors, in the place and stead of any nominee who is unable to serve.

Nominees for Election as Directors

        Robert G. Card, 55, has served as a Director of CH2M HILL from 1992 to 2001, and from 2005 to present. He has been an employee of CH2M HILL since 1974, except for when he left between 2001 and 2003 to serve as the Under Secretary for the U.S. Department of Energy and in 2004, when he was the President of The Card Group—a strategic advisory services firm for markets, policy and technology in energy and the environment. During his tenure with CH2M HILL, Mr. Card has served in many senior executive positions, including Chief Executive Officer of Kaiser-Hill Company, LLC between 1996 and 2001. He currently holds positions of Senior Vice President of CH2M HILL and Chairman of CH2M HILL International, Ltd. Mr. Card also serves as the Deputy Program Director for CLM Delivery Partner Limited, a CH2M HILL joint venture. Mr. Card also holds positions as a Senior Advisor to the Center for Strategic and International Studies and as a Non Resident Senior Fellow of The Brookings Institute.

        William T. Dehn, 61, has served as President of CH2M HILL's North American Regions since 2003. He also served as a Senior Vice President of the Energy, Environment and Systems business from 2001 to 2003 and from 1994 to 1999 and as a Director of CH2M HILL Hanford, Inc. since 1997. Mr. Dehn has been an employee of CH2M HILL since 1968 and has served in a wide range of project management and regional management roles. Mr. Dehn has been a Director of CH2M HILL Canada Limited since 2003. Mr. Dehn has served as a Director of CH2M HILL from 2004 to 2006 and chaired the Ownership & Incentive Compensation Committee as well as the Workforce & Diversity Subcommittee of the Board of Directors.

        David B. Price, 62, has served as a Director of CH2M HILL since May 2002. He served as President of Noveon, Inc., formerly BF Goodrich Performance Materials, from February 2001 to April 2001. Prior to joining Noveon, Inc., Mr. Price served as President and Chief Operating Officer of BF Goodrich Performance Materials and Executive Vice President of the BF Goodrich Company from 1997 to 2001. Mr. Price also spent 25 years with Monsanto Company, a global chemical company, from 1972 to 1997. He currently serves as a Director of Tenneco Automotive.

        Jacqueline C. Rast, 46, rejoined CH2M HILL in 2005 in the Enterprise Management Solutions business and for the past two years has served as Senior Vice President of Business Development for CH2M HILL International, Ltd.. She currently serves as a Member of the Board's Audit and Finance Committee. Ms. Rast has 24 years experience in our industry, and originally joined CH2M HILL in 1988 in the Environmental business. She served in design management, project management, business development and client group management positions for ten years before starting her own management consulting firm, Talisman Partners, which she sold in 2001 to Earth Tech. After the sale, Ms. Rast served as Senior Vice President, Facilities and Transportation Business Group for Earth Tech from 2001 to 2003. She also served in a senior leadership position in Earth Tech's facilities and transportation group and design-build risk review committee. From 2003 to 2005, Ms. Rast owned Azimuth Group and worked as a senior management consultant for the engineering and construction industry before returning to the CH2M HILL.

The Board of Directors unanimously recommends that the shareholders vote FOR the appointment of nominees to the Board of Directors.

Current Directors

        Carolyn Chin, 60, has served as a Director of CH2M HILL since May 2003. She has been Chief Executive Officer of Cebiz, a consulting and investment firm, since February 1999. She also has served on the Board of Directors of State Farm Bank and Holcim US since 2004. She also served as Chairman of Commtouch (NASDAQ) from 2000 until 2005. Ms. Chin's prior experience includes: MarketXT, Inc.—Executive Vice President of Marketing, Sales and Business Development; Reuters America Inc.—Executive Vice President and Chief Marketing Officer and Executive Board Member;

IBM—General Manager E-Commerce, Corporate Vice President of Strategy; Citibank—Senior Vice President. She also serves on the boards of several private companies and not-for-profit organizations. Ms. Chin's term expires in 2009.

        Jerry D. Geist, 73, has served as a Director of CH2M HILL since May 1989. Mr. Geist has been Chairman of Santa Fe Center Enterprises, Inc. since 1990 and Chief Executive Officer of Howard International Utilities from 1990 through 2000. Mr. Geist was Chairman and Chief Executive Officer (CEO) of Energy & Technology Company, Ltd. until June 2002. Mr. Geist serves as a Director of the Davis Family of Mutual Funds and is a participant and member of an investment committee for Aretê Corporation. In November 2004, the Board designated Mr. Geist as the independent Lead Director, and he has served in that capacity since. Mr. Geist's term expires in 2010.

        Garry M. Higdem, 54, joined CH2M HILL in 2005 and has served as a Director of CH2M HILL since May 2007. He currently serves as Senior Vice President, and President and Group Chief Executive for the Engineering, Procurement and Construction business. Prior to joining CH2M HILL, Mr. Higdem served as President of Ashland Paving and Construction from 2004 to 2005, and held various senior executive positions at Granite Construction until his departure in late 2003. Mr. Higdem's term expires in 2010.

        Mark A. Lasswell, 53, has served as a Director of CH2M HILL since May 2006. Mr. Lasswell has been employed by CH2M HILL since 1989 and currently serves as Senior Vice President, and President and Group Chief Executive for the Civil Infrastructure business. In his tenure with CH2M HILL, Mr. Lasswell has held several senior management positions including President of Operations Management International, Ltd. from 2004 through 2007, and Senior Vice President of Business Development and Technology for the Water business. Mr. Lasswell's term expires in 2009.

        Joan M. Miller, 50, has served as a Director of CH2M HILL since May 2006 and as Senior Vice President for Client Development in the Industrial Client Group for the last three years, where she leads the strategic account program. Ms. Miller has spent her entire 25 plus year career with CH2M HILL, serving in many management, planning, business and client development, and project management capacities, for both federal and industrial clients. Ms. Miller was named Corporate Woman of the Year by the Colorado Women's Vision Foundation in 2005, recognizing her work with recruiting, development, and retention of women in CH2M HILL. Ms. Miller's term expires in 2009.

        Ralph R. Peterson, 63, has served as a Director and Chairman of CH2M HILL since May 2000 and as an employee Director from May 1981 to May 1984 and from May 1986 to May 1991. He served as CH2M HILL's President from 1991 until 2006 and Chief Executive Officer of CH2M HILL since 1991. Mr. Peterson also serves as a Director of Kaiser-Hill Company, LLC and StanCorp Financial Group, a member of the Board of Managers for the CH2M HILL Hanford Group, Inc., and a member of the Board of Managers for CH2M-WG Idaho, LLC. Mr. Peterson's term expires in 2009.

        M. Catherine Santee, 46, has served as a Director of CH2M HILL since 2007. Ms. Santee previously served on the Board from May 2003 to May 2006. Ms. Santee joined CH2M HILL in 1995 as Vice President and Chief Financial Officer (CFO) for the Environment, Energy & Systems business, responsible for financial activities. In 2000, she was named Senior Vice President and CFO of our Infrastructure & Environment Group. In 2003, Ms. Santee was appointed as Senior Vice President of Finance. She is also a member of the Board of Managers for the CH2M HILL Hanford Group, Inc., one of the firm's projects for the U.S. Department of Energy. Effective April 15, 2008, Ms. Santee will succeed Mr. Samuel H. Iapalucci as CH2M HILL's Chief Financial Officer. Ms. Santee also represents CH2M HILL on the Board of Directors of Colorado's chapter of Junior Achievement. Ms. Santee's term expires in 2010.

        Michael A. Szomjassy, 57, has served as a Director of CH2M HILL since May 2007 and as Senior Vice President and Director of Operations for the Environmental Services business group since January 2004 when he joined CH2M HILL. He is currently serving as the Infrastructure Director for CLM

Delivery Partner Limited, a CH2M HILL joint venture. Mr. Szomjassy has over 30 years experience in the Engineering and Construction industry, including senior leadership roles as President of Williams Environmental, Vice President for Insituform Technologies and Chief Operating Officer for Aqua Alliance, Inc. Mr. Szomjassy's term expires in 2010.

        Barry L. Williams, 63, has served as a Director of CH2M HILL since 1995. He has been President of Williams Pacific Ventures, Inc., a consulting firm, since 1987 and was President and CEO of American Management Association International from 2000 until 2001. Mr. Williams has served as Senior Mediator for JAMS/Endispute since 1993 and a visiting lecturer for the Haas Graduate School of Business, University of California since 1993. Mr. Williams has acted as a general partner of WDG, a California limited partnership, from 1987 to 2002 and a general partner of Oakland Alameda Coliseum Joint Venture since 1998. He also serves as a Director of PG&E Corp., Northwestern Mutual Life Insurance Company, Simpson Manufacturing Company, SLM Corporation, R.H. Donnelley Corporation and several private and not-for-profit organizations. Mr. William's term expires in 2009.

Other Executive Officers

        Donald S. Evans, 57, has served as Vice Chair and Chief Marketing Officer of CH2M HILL since January 2008. Mr. Evans served as a Director of CH2M HILL from May 2001 to May 2008, and prior to then from May 1997 to May 2000 and from May 1990 to May 1996, and as a Senior Vice President since 1997. Mr. Evans has served as President and Group Chief Executive of the Civil Infrastructure Client Group from 2004 to 2007. He also has served as the President of the Water business between 1995 and 2004 and the Operations and Maintenance business from 1985 through 2003.

        Samuel H. Iapalucci, 55, has served as Executive Vice President of CH2M HILL since February 2001, and as Chief Financial Officer and Corporate Secretary of CH2M HILL since 1994. Mr. Iapalucci served as Senior Vice President of CH2M HILL from 1994 until February 2001. He has also been a member of the Board of Directors for the Davis Family of Mutual Funds since January 2006. Effective April 15, 2008, Ms. Santee will succeed Mr. Iapalucci as CH2M HILL's Chief Financial Officer.

        Lee A. McIntire, 59, joined CH2M HILL as the President and Chief Operating Officer in February 2006. Immediately before joining CH2M HILL, Mr. McIntire was a Professor and Executive-in-Residence at the Graduate School of Management, University of California, Davis (UC Davis). Prior to UC Davis, Mr. McIntire spent more than 15 years with Bechtel Group, Inc., where he served as the President of Bechtel Civil between 2001 and 2003, the President of Bechtel North America between 1999 and 2000, President of Bechtel National Inc. between 1995 and 1998, Chairman and Chief Executive Officer of Bechtel Systems Inc. between 1997 and 1999, and a member of the Board of Directors for Bechtel Group, Inc. between 1999 and 2004.

        Nancy R. Tuor, 59, served as Vice Chair for CH2M HILL from May 2006 to December 2007. Ms. Tuor joined CH2M HILL in 1980 and has served as a member of the Board of Directors from May 2002 to May 2005 and from May 1994 to May 1996. During her career with CH2M HILL, Ms. Tuor has served in numerous executive positions for the Company and its affiliates, including Chief Executive Officer of Kaiser-Hill Company, LLC between May 2004 and the project's final closure in 2006, Chief Operating Officer of Kaiser-Hill Company, LLC from June 2001 to May 2004, and Regional Manager of the South Atlantic Region from October 1991 to April 1995.

        CH2M HILL's executive officers are Robert G. Card, Donald S. Evans, Garry M. Higdem, Samuel H. Iapalucci (until April 15, 2008), Lee A. McIntire, Ralph R. Peterson, M. Catherine Santee (beginning April 15, 2008) and Nancy R. Tuor.

        There are no family relationships among any of the Directors, executive officers or nominees for Director of CH2M HILL.

Corporate Governance

Code of Ethics

        We have adopted a Code of Ethics that applies to all of our senior financial officers, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer. The Senior Financial Officers' Code of Ethics was filed as Exhibit 14.1 on Form 10-K, on February 23, 2007, and is located in the About Us/Employee Ownership Section of our web site at www.ch2m.com and a copy will be provided without charge to any shareholder upon request. We intend to disclose on our web site, or on a Current Report on Form 8-K, any amendments to or waivers of the code applicable to those of our senior financial officers to whom the Code applies within five business days following the date of such amendment or waiver. CH2M HILL also has a Business Conduct Policy that mandates code of conduct to all CH2M HILL employees. CH2M HILL maintains a confidential telephone hotline, where employees can seek guidance or report potential violations of business conduct to the CH2M HILL legal department. The hotline activity is monitored by the Board of Directors.

Board of Directors

        During the year ended December 31, 2007, the Board of Directors held four meetings. Each director attended all meetings of the Board of Directors and each of the committees of the Board of Directors on which such Directors served during 2007. CH2M HILL does not have a policy regarding Board members attending the annual shareholder meetings. Shareholders may communicate with the Board by directing their inquiries to CH2M HILL's Corporate Secretary at 9191 South Jamaica Street, Englewood, Colorado 80112. The inquiries will be directed to the appropriate Board members who will reply to shareholders directly.

Committees of the Board

        The Board of Directors has various standing committees, which are discussed below.

Audit and Finance Committee

        The Audit and Finance Committee held four meetings during 2007. The 2007 director members were Robert G. Card, Carolyn Chin, Jerry D. Geist, Mark A. Lasswell, Ralph R. Peterson, David B. Price, M. Catherine Santee and Barry L. Williams (Chairman). The 2007 non-director members were Ralph F. Cox, Lori Galloway, Michael E. McKelvy and Jacqueline C. Rast.

        The Audit and Finance Committee is responsible for CH2M HILL's financial processes and internal control environment. Its responsibilities include:

  •
  Reviewing legislative or other business environment change conditions that could have a noticeable impact on CH2M HILL's financial controls and future operations,

  •
  Reviewing all acquisitions and/or investments that are valued in excess of $1.0 million,

  •
  Reviewing all individual capital expenditure items in excess of $1.0 million and monitoring capital expenditures relative to annual capital plans, and

  •
  Monitoring various financial measurements for CH2M HILL relative to established financial policies.

Audit Subcommittee

        The Board of Directors has established an Audit Subcommittee of the Audit and Finance Committee consisting entirely of outside Directors, which currently includes Carolyn Chin, Jerry D. Geist, David B. Price and Barry L. Williams (Chairman). Ralph F. Cox serves as an independent consultant to the subcommittee and actively participates in committee meetings on a regular basis. The

Audit Subcommittee meets independently of the Audit and Finance Committee. During 2007, the Audit Subcommittee met four times. The Board of Directors has determined that each member of the Audit Subcommittee is independent in accordance with the definition provided in the Securities and Exchange Commission's Rule 10A-3 and the National Association of Securities Dealers Rule 4200(a)(15) and complies with the requirements of the Sarbanes-Oxley Act of 2002. While certain members of the Audit Subcommittee have credentials required of a financial expert, CH2M HILL has not designated a specific financial expert. CH2M HILL concluded that it was not necessary to name one member of the Audit Subcommittee as its financial expert given the size of CH2M HILL and active participation of all qualified members of the Audit Subcommittee on financial matters. The Audit Subcommittee operates under a written charter approved by the Board of Directors. The Audit Subcommittee charter is located in the About Us/Employee Ownership Section of our web site at www.ch2m.com and a copy will be provided without charge to any shareholder upon request. Its responsibilities include:

  •
  Appointing CH2M HILL's independent auditors,

  •
  Reviewing and evaluating the work and performance of CH2M HILL's internal auditors and its independent auditors,

  •
  Establishing procedures for (a) the receipt, retention, and treatment of complaints received by CH2M HILL regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of CH2M HILL of concerns regarding questionable accounting or auditing matters,

  •
  Conferring with CH2M HILL's independent auditors and its internal auditors and financial officers to monitor CH2M HILL's internal accounting methods and procedures and evaluating any recommended changes therefrom, and

  •
  Reviewing the financial statements with management and the independent auditors.

        The following table presents fees for services rendered by our independent auditors, KPMG LLP, during the years ended December 31 (in thousands):

	2007		2006
Audit fees(1)	$4,367	(4)	$2,409
Audit-related fees(2)	451		157

Audit and audit-related fees	4,818		2,566
Tax fees(3)	1,328		1,240

Total fees	$6,146		$3,806

    (1)
    Audit fees include the annual audit of the consolidated financial statements, audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, reviews of quarterly financial statements, statutory audits of subsidiaries, accounting consultations, and assistance with registration statements and consents.

    (2)
    Audit-related fees include benefit plan audits, accounting consultation on proposed transactions and attest services not required by statute or regulation.

    (3)
    Tax fees consist of fees for tax consultation and tax compliance services.

    (4)
    Audit fees increased significantly in the current year due to increased audit services provided by KPMG LLP related to CH2M HILL's acquisitions, including the acquisition of VECO Corporation in September 2007.

        All audit and non-audit services performed on our behalf by our independent auditors and all related fees are pre-approved by the Audit Subcommittee at its regularly scheduled meetings. The Audit Subcommittee designated its Chairman, Barry L. Williams, to act in its stead in those rare instances when approval of such services must be considered between regularly scheduled meetings.

Report of the Audit Subcommittee

        We have reviewed and discussed with management CH2M HILL's financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. CH2M HILL's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles.

        We have reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2007. We have reviewed and discussed with management and the independent auditors the review of our financial reporting and internal controls undertaken in connection with certifications by our Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of our filings with the Securities and Exchange Commission. We also reviewed and discussed other matters as deemed appropriate, involving our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission. Additionally, we have discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the auditors their independence from the Company and its management. We also have considered whether the independent auditors' provision of other non-audit services to the Company is compatible with the auditors' independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the U.S. Securities and Exchange Commission.

Submitted by the CH2M HILL Companies, Ltd. Audit Subcommittee:
Barry L. Williams, Chairman
Carolyn Chin
Jerry D. Geist
David B. Price

Compensation and Workforce Committee

        The Compensation and Workforce Committee held four meetings during 2007. The 2007 director members were Carolyn Chin, Donald S. Evans, Jerry D. Geist (Chairman), Ralph R. Peterson (non-voting member), David B. Price and Barry L. Williams. The 2007 non-director member was Ralph F. Cox.

        The Compensation and Workforce Committee has established an Executive Compensation Subcommittee (the Subcommittee) consisting entirely of outside independent directors, which members currently include Carolyn Chin, Jerry D. Geist (Chairman), David B. Price and Barry L. Williams.

Ralph F. Cox serves as an independent consultant to the Subcommittee and actively participates in committee meetings on a regular basis. The Subcommittee is responsible for determining the senior executive compensation programs, including that of the Chief Executive Officer and Chairman of the Board and the other senior executive officers of CH2M HILL. The Subcommittee engages outside compensation consultants from time-to-time to advise it and CH2M HILL management on executive compensation matters.

        Total compensation for CH2M HILL senior executive officers consists of salary, annual cash and stock bonuses and long-term incentives, which include stock options and an objective performance based long-term incentive bonus of cash and stock. The annual bonus and long-term incentives introduce risk to the total senior executive compensation programs. The compensation levels determined by the Subcommittee are variable, may fluctuate significantly from year-to-year, and are directly tied to company and individual performance.

        The Subcommittee annually reviews the competitiveness of CH2M HILL's executive compensation programs compared to that of executives in similar positions with companies we compete with within our industry and geographic markets.

        The Subcommittee reviews executive compensation in light of Section 162(m) of the Internal Revenue Code which establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000. It is the general intention of the Subcommittee to meet the requirements for deductibility under Section 162(m) of the Internal Revenue Code; however, the Subcommittee reserves the right, where merited by changing business conditions or an executive's individual performance, to authorize compensation payments which may not be fully deductible by CH2M HILL. The Subcommittee reviews this policy on an ongoing basis.

        The Subcommittee is also responsible for issuing reports required by the U.S. Securities and Exchange Commission regarding CH2M HILL's compensation policies applicable to the Chief Executive Officer and the four other most highly compensated executive officers. The Compensation and Workforce Committee has no written charter.

Executive Committee

        The Executive Committee held one meeting during 2007. In 2007 director members were Robert G. Card, Carolyn Chin, Donald S. Evans, Jerry D. Geist, Garry M. Higdem, Ralph R. Peterson (Chairman), David B. Price and Barry L. Williams. Ralph F. Cox is a non-voting participant and consultant to the committee, and actively participates in committee meetings. The Executive Committee, except as limited by Oregon law, may exercise any of the powers and perform any of the duties of the Board of Directors if delegated by the Board of Directors.

Nominating Committee

        The Nominating Committee held two meetings during 2007. The 2007 director members were Robert W. Bailey, Ralph R. Peterson (Chairman, non-voting) and M. Catherine Santee. The 2007 non-director members were Rick Hirsekorn and Eugene A. Lupia. The Nominating Committee is responsible for identifying and nominating employee candidates for election to the Board of Directors. The outside directors are nominated by the entire Board of Directors. The Nominating Committee's responsibilities include:

  •
  Establishing a procedure for identifying employee nominees for election to the Board of Directors. The Nominating Committee reviews the candidates for the Board of Directors identified by management and employees and proposes a nominee for each position to be filled, which is submitted to the shareholders not less than 120 days prior to the date of the annual meeting. Thereafter, 30 days is allowed for the additional nomination of candidates by petitions signed by shareholders representing at least 10% of the outstanding shares of common stock and by complying with the appropriate U.S. Securities and Exchange Commission Proxy Rules, regarding among other things, the deadlines for submitting nominee candidates.

  •
  Proposing employee nominees to fill vacancies on the Board of Directors as they occur.

  •
  Reviewing and recommending to the Board of Directors criteria for membership on the Board. The criteria for membership on the Board currently in effect includes, but is not limited to:

  >
  Personal characteristics of the highest caliber and proven leadership abilities,

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  Experience and capabilities similar to those required of senior corporate officers, including at least 15 years experience in the engineering and construction business,

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  Knowledgeable about the engineering and construction industry,

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  Knowledgeable about CH2M HILL and has worked with a broad cross section of technical and geographical issues. Capable of representing the interests of the entire enterprise in policy and governance issues, and

  >
  Fits the desired makeup of the Board of Directors during the elected term, based on current issues facing the Board.

        The Nominating Committee has no written charter. Every year when the committee starts its work for the annual board nominations, it sends a detailed description of its nominating process and qualification requirements for Board membership to all CH2M HILL shareholders and employees.

Ownership and Incentive Compensation Committee

        The Ownership and Incentive Compensation Committee held four meetings during 2007. In 2007, director members were Robert W. Bailey, Robert G. Card, Donald S. Evans, Garry M. Higdem, Mark A. Lasswell (Chairman), Joan M. Miller, Ralph R. Peterson and Michael A. Szomjassy. In 2007, non-director members were William T. Dehn, Michael D. Kennedy and Greg McIntyre. The Ownership and Incentive Compensation Committee's responsibilities include:

  •
  Developing policies and procedures for the Board of Directors approval governing the ownership and incentive compensation programs for CH2M HILL,

  •
  Monitoring the stock ownership program,

  •
  Monitoring the long-term incentive program,

  •
  Allocating funds for employee incentive plans,

  •
  Overseeing the Stock Option Incentive Program directly and through the Stock Option Management Committee,

  •
  Acting in synergy with the Compensation and Workforce Committee to support their determination of executive compensation, and

  •
  Recommending Board of Director actions as appropriate to achieve CH2M HILL's mission and goals.

Strategic Planning Group

        The Strategic Planning Group held four meetings during 2007. In 2007, director members were Robert W. Bailey, Robert G. Card, Carolyn Chin, Donald S. Evans, Jerry D. Geist, Garry M. Higdem, Mark A. Lasswell, Joan M. Miller, Ralph R. Peterson (Chairman), David B. Price, M. Catherine Santee, Michael A. Szomjassy and Barry L. Williams. The 2007 non-director members were

Robert C. Allen, Ralph F. Cox, Samuel H. Iapalucci, Lee A. McIntire, Tom Searle, Rob Smith, Mark Spears, Nancy Tuor and Don Zabilansky. The Strategic Planning Group's responsibilities include reviewing the long-range plans of CH2M HILL.

Outside Director Search/Review Committee

        The Outside Director Search/Review Committee did not hold any meetings during 2007. The 2007 director members were Robert G. Card, Carolyn Chin, Jerry D. Geist, Ralph R. Peterson (Chairman), David B. Price and Barry L. Williams. The 2007 non-director member was Ralph F. Cox. The Outside Director Search/Review Committee's responsibilities include seeking qualified candidates for director who are not employees of CH2M HILL and whose backgrounds and expertise will add valuable skills and perspectives to the Board of Directors.

Security Ownership of Certain Shareholders

        The following table presents information as of March 10, 2008, concerning the only known shareholder who owns five percent or more of CH2M HILL's common stock. CH2M HILL is not aware of any other beneficial owner of more than 5% of its common stock.

Name and Address of Shareholder	Title of Class	Number of Shares Held		Percent of Class
Trustees of the CH2M HILL Retirement and Tax-Deferred Savings Plan 9191 South Jamaica Street Englewood, CO 80112	Common	14,988,033	(1)	44.4%

(1)
Common shares are held of record by the Trustees for the accounts of participants in the Retirement and Tax-Deferred Savings Plan and will be voted in accordance with instructions received from participants. Shares as to which no instructions are received will be voted pro rata in accordance with the voting instructions submitted by all other plan participants.

Security Ownership of Directors, Director Nominees and Executive Officers

        The following table sets forth information as of March 10, 2008 as to the beneficial ownership of CH2M HILL's equity securities by (a) each Director and Director nominee, (b) each executive officer listed in the summary compensation table and (c) all of our Directors and executive officers as a group. None of the individuals listed below owns directly more than 1% of the outstanding shares of CH2M HILL. As a group, all Directors, Director nominees, and executive officers own 6.9% of the outstanding shares of CH2M HILL, including stock options exercisable within 60 days of March 10, 2008.

Name of Beneficial Owner	Common Stock Held Directly(1)	Common Stock Held Indirectly(2)	Stock Options Exercisable Within 60 Days	Total Beneficial Ownership
Robert W. Bailey	36,102	29,196	6,513	71,811
Robert G. Card	135,123	3,286	22,500	160,909
Carolyn Chin	5,259	—	—	5,259
William T. Dehn	95,027	64,789	—	159,816
Donald S. Evans	222,556	138,200	27,500	388,256
Jerry D. Geist	18,600	—	—	18,600
Garry M. Higdem	152,586	81	12,500	165,167
Samuel H. Iapalucci	211,686	127,263	27,500	366,449
Mark A. Lasswell	49,293	73,336	6,875	129,504
Lee A. McIntire	43,723	489	17,500	61,712
Joan M. Miller	21,761	22,041	1,875	45,677
Ralph R. Peterson	321,253	76,031	28,875	426,159
David B. Price	11,259	—	—	11,259
Jacqueline C. Rast	6,237	420	—	6,657
M. Catherine Santee	41,941	42,342	6,875	91,158
Michael A. Szomjassy	21,448	5,452	8,025	34,925
Barry L. Williams	18,600	—	—	18,600
All directors, director nominees and executive officers as a group (21 people)	1,496,601	681,162	181,338	2,359,101

(1)
Includes restricted stock held by Directors and executive officers over which they maintain sole voting power but no investment power.

(2)
Includes common stock held through the Retirement and Tax-Deferred Savings Plan and the deferred compensation plan trusts.

        The following information is provided as of December 31, 2007 with respect to compensation plans pursuant to which CH2M HILL may grant equity awards to eligible persons. See Note 13 to the Consolidated Financial Statements, contained in CH2M HILL's Annual Report to Shareholders on Form 10-K for the year ended December 31, 2007, for descriptions of the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	4,159,643	(2)	$16.96		10,032,097	(3)
Equity compensation plans not approved by security holders(4)	814,980	(5)	—	(6)	—	(7)

Total	4,974,623		$16.96		10,032,097

(1)
The equity compensation plans approved by security holders include the 1999 Stock Option Plan, the 2004 Stock Option Plan, the amended Payroll Deduction Stock Purchase Plan (PDSPP) and the Executive Officers Long-Term Incentive Plan (ELTIP).

(2)
Includes 40,726 shares earned in 2007 and issued under the ELTIP at a price of $30.32 during the first quarter of 2008. Refer to the Executive Compensation Discussion and Analysis below for a description of the ELTIP.

(3)
Includes 3,233,212 shares reserved for future issuance under the 2004 Stock Option Plan and 6,798,885 shares available for purchase under the amended PDSPP.

(4)
The equity compensation plans not approved by security holders include the Short Term Incentive Plan (STIP) and Long Term Incentive Plan (LTIP). In January 2000, CH2M HILL established the STIP to aid in the motivation, recruitment, retention and reward of employees. Management determines which employees, directors, and eligible consultants participate in the STIP. In January 1999, CH2M HILL established the LTIP to reward certain executives, project managers, and technologists for the creation of value in the organization through the achievement of specific long-term (3 year) goals of earnings growth and strategic initiatives. The Board of Directors of CH2M HILL determines which employees are eligible to participate in the LTIP in any program year and a new plan is established each year.

(5)
Includes 552,142 shares issued under the STIP and 262,838 shares issued under the LTIP during the first quarter of 2008. These shares were earned in 2007.

(6)
The STIP and LTIP shares were issued at a price of $30.32 during the first quarter of 2008.

(7)
Shares available for future issuance under the STIP and LTIP (excluding shares reflected in column (a)) are not determinable until the end of each year.

Non-Employee Director Compensation

        Non-employee Directors of CH2M HILL received an annual retainer of $40,000. In addition, committee chairpersons will be paid an additional annual retainer of $4,000, except in the case of the Compensation and Workforce Committee, the annual retainer will be $5,000 and in the case of the Audit and Finance Committee, the annual retainer will be $7,500. In the case of the lead non-employee director, an annual retainer of $15,000 is paid, in addition to all other retainers. CH2M HILL also paid non-employee Directors a meeting fee of $1,500 for attendance at each Board of Directors meeting and $1,000 for attendance at each committee meeting up to $3,000 per day. CH2M HILL may, at its discretion, award cash and stock bonuses to non-employee Directors. Non-employee directors are reimbursed for expenses incurred in connection with attendance at meetings and other CH2M HILL functions. Non-employee Director compensation for the year ended December 31, 2007 was as follows:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Jerry D. Geist	85,250	(1)	46,875	—	—	—	—	132,125
Carolyn Chin	64,000		46,875	—	—	—	—	110,875
David B. Price	64,000		46,875	—	—	—	—	110,875
Barry L. Williams	73,125		46,875	—	—	—	—	120,000

(1)
Fees earned were deferred.

(2)
Restricted stock awards were granted on May 14, 2007, with a vest date of May 14, 2008. Compensation amounts were calculated in accordance with SFAS 123(R) for awards issued pursuant to the Restricted Stock Plan. See Note 13 of the consolidated financial statements in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2007, regarding the assumptions underlying the valuation of equity awards.

Compensation Committee Interlocks and Insider Participation

        CH2M HILL's Executive Compensation Subcommittee was formed to establish all compensation for the CEO and for reviewing and approving all compensation recommendations made by the CEO for other executive officers. The Subcommittee members include Carolyn Chin, Jerry D. Geist (Chairman), David B. Price and Barry L. Williams. No interlocking relationship exists between any member of the Board of Directors or the Executive Compensation Subcommittee and the board of directors or compensation committee of any other company.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

  General

        Philosophy and Objectives.    The fundamental philosophy and objective of CH2M HILL's executive compensation is to achieve competitive levels of overall compensation for each employee, including the CEO and our other executive officers and employees. CH2M HILL continues to face increased competitive pressures in the market for talented executives and employees. This competition for scarce talent is expected to continue over the next few years across all global markets. At the same time, we believe that total compensation for our executives and employees needs to promote and reward short- and long-term performance of both the individual and the company. Accordingly, we have designed the company's compensation policies and practices to reward performance and facilitate attraction, retention and motivation of executive officers and employees in a manner that furthers the financial interest of our shareholders. In order to achieve those goals, we believe that we need to pay our executives and other employees overall compensation that compares favorably with the compensation paid by our principal competitors, with whom we compete for qualified employees and clients. Our compensation policies also reflect our view that shareholder interests can be best served by having a substantial portion of executive officers' total compensation be at-risk based on individual performance, business unit performance, and the performance of CH2M HILL as a whole.

        We believe our compensation policies, plans and programs have enabled us to attract and retain many of the most talented executives and employees in this highly competitive talent market, have encouraged management to focus on the long-term financial performance of CH2M HILL and have contributed to achieving CH2M HILL's technical and financial success.

        Compensation Process.    The Executive Compensation Subcommittee (the "Subcommittee") of CH2M HILL's Compensation and Workforce Committee has primary responsibility for the oversight and decision making in connection with the compensation of the executive officers of CH2M HILL. Currently, the members of the Subcommittee are Jerry D. Geist, Chairman, Carolyn Chin, David B. Price and Barry L. Williams. Ralph F. Cox is a non-voting participant and consultant to the Subcommittee. The Subcommittee is responsible for establishing all compensation for the Chief Executive Officer (CEO), Ralph R. Peterson, including his base salary and incentive compensation. The Subcommittee is also responsible for reviewing the reasonableness of all salary and incentive compensation recommendations made by the CEO for other executive officers. These determinations are made after considering individual, corporate and business unit performance, the performance of our competitors and other similar businesses, and other relevant market compensation data.

        The Subcommittee has retained the services of an independent compensation consultant, Sibson Consulting, which we believe to be a highly qualified and well regarded executive compensation consulting firm. The independent compensation consultant assists the Subcommittee in carrying out its responsibilities by conducting a comprehensive assessment of the various components of our executive compensation programs against relevant compensation data for our market. The independent compensation consultant also recommends compensation ranges for the CEO and our other executive officers based on their assessment. The Subcommittee, with assistance of the independent compensation consultant, also utilizes a variety of appropriate third party sources for executive compensation information and best practices to augment their own assessments.

        The initial step in our annual compensation review process is for the independent compensation consultant to conduct an analysis of compensation in the relevant markets. In order to set 2007 base salary and incentive compensation targets, in 2006 the independent compensation consultant analyzed compensation amounts and policies at 13 companies (the "Reference Companies") that are selected annually by the independent compensation consultant and approved by the Subcommittee. The Reference Companies include companies with which we compete in our geographic and industry markets. Although the group of Reference Companies used for this review has remained relatively stable from year-to-year, in 2007 the group of Reference Companies was updated to reflect the substantial growth of CH2M HILL during this period. The smallest company, Baker (Michael) Corporation, was no longer a suitable member of the reference group and is replaced with AECOM, a company more comparable in size to CH2M HILL. The full list of reference companies is shown in Table 1 below. Available compensation and financial performance data for the last three years for each of the Reference Companies is then analyzed by the independent compensation consultant. Based on that analysis, the independent compensation consultant defines the market range for each of our executive officers, which is usually within approximately 10% below and 15% above the median compensation of the Reference Companies as determined through statistical analysis.

Table 1
Reference Companies

Company	2006 Revenue ($MMs)

Fluor Corp	$14,079

KBR, Inc.	9,626

Jacobs Engineering Group Inc	7,421

Emcor Group Inc.	5,021

URS Corp	4,240

Shaw Group Inc.	4,776

AECOM	3,421

McDermott Int'l Inc.	4,120

Foster Wheeler Ltd. AECOM	3,495

Chicago Bridge & Iron Co.	3,125

Perini Corp	3,043

Granite Construction Inc.	2,970

Tetra Tech Inc.	959

        The independent compensation consultant provides the Subcommittee with a recommended compensation range for our CEO and reference compensation ranges for our other executive officers, which includes all of the "named executive officers." The CEO also receives the representative reference compensation ranges for the named executive officers and then provides the Subcommittee with compensation recommendations for each. The Subcommittee uses the survey data and advice received from the independent compensation consultant to set the CEO's compensation and to review and approve the CEO's recommendations with respect to the compensation of the named executive officers. In conjunction with this process, the independent compensation consultant also provides to the Subcommittee compensation surveys for officers and managers further down in our organization which our business group leaders use from time to time to set compensation levels throughout the organization.

        2007 Compensation Overview.    The Subcommittee reviewed the compensation for our CEO and each named executive officer in 2006, as compared to relevant survey data and advice received from the independent compensation consultant. The Subcommittee determined that the compensation of these executive officers would be within or slightly below the projected median market level in 2007 for executives in comparable positions with the Reference Companies. Accordingly, the named executive officers' compensation for 2007 was set to correspond to the market level for these positions.

        Our independent compensation consultant reviewed the 2006 compensation determinations for our CEO and advised the Subcommittee that even after adjustments to Mr. Peterson's salary and incentive targets, his total compensation (base salary and incentive compensation at target) for 2007 would fall below market by almost 30% when compared to the median total compensation of chief executive officers of the Reference Companies. Mr. Peterson's historical compensation levels relative to the market median reflects Mr. Peterson's desire not to accelerate his compensation to market levels in prior years and does not reflect the Subcommittee's opinion of Mr. Peterson's strategic performance, which is very positive. Due to the increased competitive pressures in the market for talented executives, the Subcommittee embarked on a more aggressive schedule of incremental adjustments beginning in 2006 to bring Mr. Peterson's total compensation in line with the competitive market place over time.

        Similarly, while we continue to support providing our executive officers with a significant portion of compensation that constitutes incentive, or "at risk" compensation, we recognize that to attract and retain superior employees, including our executive officers, the annual salary and short-term incentive components of compensation cannot be too far removed from the comparable compensation such individuals could attract in the market place. Consequently, in 2007 we determined that for future years, the annual salary and short-term incentive award targets should more closely track the median market levels paid by our competitors.

Principal Components of Compensation

        The CEO's and other named executive officers' compensation is comprised of three major components: base salary, short-term incentive compensation, and long-term incentive compensation.

        Base Salary.    Because pay-for-performance is the fundamental objective of our compensation policies, we generally look at total annual cash compensation as the sum of annual salary and short-term incentive compensation consisting of stock and cash bonus components. In general, CH2M HILL seeks to set the total annual cash compensation of the named executive officers within a range approximately 10% below or 15% above the median compensation levels determined by the independent consulting company at the Referenced Companies. This range represents what we consider to be a "market compensation" level. Of that total cash compensation amount, we then try to determine an appropriate portion to be paid as annual salary, based on surveys of salaries paid in the market for comparable positions, best practices and the Subcommittee's and managements best assessments. In the case of less experienced entrants into executive officer roles, we may phase compensation into the market range over time.

  •
  Mr. Peterson was paid an annual base salary of $950,000 during 2007. The Subcommittee approved increasing Mr. Peterson's base salary to $995,000 for 2008, which represents a 4.7% increase over the prior year and brings his salary to 3% above market median. As discussed above, the Subcommittee determined that given Mr. Peterson's historical below market salary, it is appropriate to make incremental adjustments to bring his compensation in line with that of comparable companies.

  •
  As discussed above, in order to bring the total cash compensation of the other named executive officers closer to the market compensation range for 2007, we increased the base salaries and short-term incentive compensation for the named executive officers in 2007.

        Short-term Incentive Compensation.    The CEO's and other executive officers' short-term incentive compensation consists of cash and grants of shares of CH2M HILL's common stock. As discussed above, we generally view the sum of annual cash compensation and annual awards of short-term incentive compensation together as "total annual cash compensation" and seek to set total annual cash compensation at competitive market levels. Generally, annual incentives are awarded when prior fiscal year's results have been identified and reviewed against the individual executive officer's performance and objective business unit and company-wide performance goals. Under our short-term incentive program, we generally make annual awards in February of each year with respect to performance in the prior year. These awards are generally made 40% in CH2M HILL common stock and 60% in cash. Our policy is to allocate a substantial portion of the short-term incentive award in stock to encourage stock ownership among all of our employees, including executive officers, while including a cash component sufficient to pay taxes on the award. By awarding part of the incentive pay in CH2M HILL common stock, CH2M HILL seeks to encourage individuals to remain with the company, and focus on the long-term performance of CH2M HILL and maximize our shareholder value. CH2M HILL bylaws limit the amount any one shareholder can hold to 350,000 shares. To the extent a senior executive's total stock holdings are approaching the limit, we have discretion to pay the award entirely in cash. Individual executive officers may, however, elect to defer cash and/or stock payouts under the short-term incentive plans into stock or other forms of deferred compensation under our deferred compensation plans.

  •
  During 2007, Mr. Peterson received a short term incentive (STI) award of $750,000 based on his and the firm's performance during 2006, as determined by the Subcommittee. This award was approximately 93% of his target STI and reflects his and the firm's performance during 2006.

  •
  During 2008, Mr. Peterson received an STI award of $1,280,000 based on his and the firm's exceptional performance during 2007, as determined by the Subcommittee. Under Mr. Peterson's leadership, the firm's revenue grew by 9.2% and profit after tax increased by 69.7%. The firm was also able to close on the two VECO and Trigon major strategic business acquisitions. These accomplishments culminated in a 54.5% increase in shareholder value and a 26.6% increase in the net worth of the firm. This award was approximately 135% of his target STI which the subcommittee viewed as fair consideration for this exceptional level of performance.

  •
  The CEO recommended STI awards for the other named executive officers based on similar criteria as those used for the CEO. All were measured as a team on the performance of the enterprise as a whole, with additional consideration given to their individual performance. Awards for these individuals ranged from 117% to 144% of their individual target STI which the CEO, with the endorsement of the Subcommittee, viewed as fair consideration for exceptional performance by the group as a whole and as individuals.

        Long-Term Incentive Compensation.    The objective of our long-term incentive compensation program is to encourage our executives to focus on the long-term performance of CH2M HILL. The CEO's and other named executive officers' long-term incentive compensation generally consists of cash and stock components determined pursuant to multi-year, long-term incentive plans adopted by our Board of Directors, as well as stock options and restricted stock grants. Individual executive officers may, however, elect to defer cash and/or stock payouts under the long-term incentive plans into stock or other forms of deferred compensation under our deferred compensation plans. Annual stock option and restricted stock grants are made to further encourage the focus on growing shareholder value over time.

        We recognize that many of our competitors primarily rely on stock options and performance-based restricted stock grants, as opposed to cash payouts, as their primary form of long-term incentive compensation. As an employee-owned company, however, we are subject to various state laws that restrict the amount of stock options we have outstanding or available for grant at any time to a percentage of the total number of shares of our common stock outstanding. At the same time, as discussed below, we believe that stock options are valuable components of our compensation programs, and we wish to be able to grant stock options to individuals at various levels of the company in order to distribute the incentives they provide throughout the company's management, not just to senior executives. In addition, because our common stock is not listed on an exchange and we rely on our internal market to provide liquidity for our shareholders, and because we cannot reliably predict with certainty when options will be exercised or the fluctuations in the number of options that might be exercised from one period to another, we cannot predict whether an excessive number of options outstanding would have an impact on our internal market liquidity from one quarter to the next. As a result, we rely more heavily on cash payouts on our long-term incentive plans than many of our competitors.

        Executive Long-Term Incentive Plan:    Mr. Peterson and other named executive officers participate in an Internal Revenue Code section 162 (m) compliant Executive Long Term Incentive Plan (ELTIP), approved by our shareholders in 2003. Payment under the three year 2004 ELTIP was made in 2007 and payment under the 2005 ELTIP was made in 2008. These payments were based on the incentive grant and objective performance goals set in March 11, 2004 for the 2004 ELTIP and on March 22, 2005 for the 2005 ELTIP. These performance goals are generally financial in nature and focused on optimizing shareholder value. We also established minimum performance threshold targets to ensure shareholders receive a reasonable increase in share value before executives earn any ELTIP award. Awards are structured to reflect the share value appreciation achieved for shareholders. Consistent with our market pay philosophy, the ELTIP provides the Subcommittee discretion to ensure competitive levels of total compensation, while tying award payouts to performance outcomes. Since competitive compensation will often depend on market realities not known at the end of a given three-year ELTIP cycle, the range of available ELTIP payouts is set broadly for the Subcommittee to both reward executives for superior performance or penalize them for disappointing results, while permitting adjustment for any market compensation misalignment.

        As a primary focus of its deliberations in assessing the CEO's performance against ELTIP goals, the Subcommittee sets goals that are designed to create value for shareholders and ensure the achievement of strategic objectives designed to sustain the growth and viability of the enterprise while maintaining financial strength. For example, the goals focus on levels of performance that result in stock price increases at a compound growth rate of between 10% and 14% per annum. In our industry, this level of stock performance is exceptional and it is very difficult to achieve and sustain. Strategic goals are also used as modifiers that impact the ELTIP award upward or downward based on overall company performance objectives. These strategic modifiers ensure that one operational performance goal is not achieved at the expense of other important strategic objectives. Typical strategic modifiers would include financial targets for international revenue growth, net margin improvements and revenue derived from full service (not simply consulting engineering) projects.

        The Subcommittee certified Mr. Peterson's performance against these previously set goals and determined that Mr. Peterson's final 2004 ELTIP award, paid in 2007, should be $1,463,000 and his 2005 ELTIP award, paid in 2008, should be $1,863,000. These ELTIP awards recognize significant strategic accomplishments during each three year period of successful operations. The Subcommittee determined that these awards were in line with the objectives of CH2M HILL's ELTIP, are in strict compliance with the program's objective performance measures, and are warranted based on our performance during each three year valuation period.

        The Subcommittee also certified the performance of the other named executive officers against their previously set goals and determined their individual 2004 ELTIP awards, paid in 2007 and the 2005 ELTIP awards paid in 2008, should be at the maximum award level with no reduction based on the significant strategic accomplishments during each of these three year periods of successful operations. The Subcommittee determined that these awards were in line with the objectives of CH2M HILL's ELTIP, are in strict compliance with the program's objective performance measures, and are warranted based on our performance during each three year valuation period.

        Stock Option Grants.    Although we generally rely on cash and stock-based awards more than on stock options, as discussed above, we do believe that stock options have features, including their long duration and corresponding tax deferral, that provide unique incentives to employees to focus on the long term prospects of CH2M HILL as a whole. In addition, we have a philosophy of distributing stock options to executives and employees at various levels of our organization in order to best take advantage of the incentives that stock options provide. As discussed above, we are limited in the number of options we can grant or have outstanding at any time, which limits the importance of stock options in our overall senior executive compensation structure. We distribute most of our options to employees below the senior executive level.

        From time to time, we also use stock option grants as special incentives or to overcome specific transitional issues for individual employees or executives. For example, if we hire an executive from a company, we may make a grant of stock options to provide appropriate additional compensation that is heavily weighted to the performance of CH2M HILL as a whole. We cannot predict all of the special circumstances that might result in the award of stock options, restricted stock or other long-term incentives and, subject to compliance with the term of the applicable plans, we reserve the flexibility to grant such awards in the future under any circumstance we deem appropriate.

        With the exception of grants made for a specific individual, such as a new hire, or for recognition of exceptional performance, we have made option grants on a fixed annual schedule in two steps. In February of each year, the Subcommittee makes option grant awards to senior executives, including the CEO and named executive officers. These grants are timed to coincide with our annual compensation review involving our independent compensation consultant. In May of each year, stock option grants are made to a broader set of our employee population. Because our practice is to make option grants at approximately the same time each year, we do not coordinate option grants with the release of non-public information. Eligibility for these grants is typically limited to employees who are assigned to roles where their performance can have a direct impact on creation of value for shareholders.

        In all cases, the strike price of the stock options has been at the stock value in effect on the date of grant, which we believe to be the fair market value for the stock set in accordance with our stock valuation methodology. Although the stock option plan provides us with some flexibility to grant non-qualified stock options at strike prices not less than 90% of the fair value on grant date, we have not elected to do so. Options generally vest over a three-year period (25%, 25%, and 50% on each of the first three anniversaries of the grant date) and generally expire five years after the grant date. This provides a reasonable time frame to align the executive officer's compensation with the appreciation of our common stock.

        Although we are required to reflect compensation expense for such options pursuant to applicable accounting rules, such stock options have realizable value only to the extent that the price of CH2M HILL's stock increases during the term of the stock option.

        Restricted Stock Grants.    We also use grants of restricted stock for a component of our long-term incentive compensation program. Restricted stock grants generally vest over a period of years based on management discretion. We are required to reflect compensation expense for such restricted stock pursuant to applicable accounting rules on the date of grant, but the individual recipient will only realize the value of the stock if he or she remains with CH2M HILL until vesting. Restricted stock is granted in lieu of cash to reward and recognize employees for exceptional performance and to hire talented new employees and provide them an incentive to remain with CH2M HILL for several years.

        Perquisites and Other Compensation.    In keeping with our philosophy of market based pay-for-performance, we have historically provided only modest executive benefits and perquisites and have not viewed these forms of compensation as an important part of total compensation. Such perquisites include financial counseling fees for each named executive officer and a housing allowance for Mr. Evans associated with his relocation. Also included are dues and fees for country club memberships for Mr. Iapalucci, Mr. Higdem and Mr. McIntire. These memberships partially serve as a vehicle for client and community leader networking. Nevertheless, the Subcommittee retains the right to reevaluate this policy in the future.

  Policies for Allocations Between Various Components of Compensation

        We have a fundamental goal of using our compensation elements to reward performance on an individual, business unit and enterprise-wide basis. In order to achieve this pay-for-performance objective, more than 50% of our executive officers' total compensation has historically been represented by "at risk" short- and long-term incentive components. As a result, we believe our executive officers' compensation is heavily dependent on their individual performance, performance of the business unit they are responsible for, and the company's performance as a whole during the prior fiscal year, in the case of short-term incentive compensation, and over longer periods, in the case of long-term incentive compensation.

  Executive Stock Ownership Guidelines

        CH2M HILL's Board of Directors has established stock ownership guidelines for our executive officers and members of senior management. The guidelines are intended to encourage management to own a meaningful amount of CH2M HILL stock and therefore align individual financial goals with the success of our company as a whole. Although we believe it appropriate for our executives to maintain stock holdings in line with the stock ownership guidelines, compliance is voluntary. The following table sets forth the current stock ownership guidelines as articulated by our Board of Directors:

Position	Stock Ownership (as a multiple of Annual Salary)

Chief Executive Officer	Five Times Salary

President and Chief Operating Officer	Four Times Salary

Other Named Executive Officers	Three Times Salary

Other Senior Executives	Two Times Salary

Other Senior Management	One Times Salary

REPORT OF THE EXECUTIVE COMPENSATION SUBCOMMITTEE

        We evaluate and establish compensation for CH2M HILL's executive officers and oversee the deferred compensation plans, the Company stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for CH2M HILL's financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Executive Compensation Discussion and Analysis section of this report. We are satisfied that the Executive Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Subcommittee with regard to executive compensation. We recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this proxy statement for filing with the U.S. Securities and Exchange Commission.

Submitted by the CH2M HILL Companies, Ltd. Executive Compensation Subcommittee:
Jerry D. Geist, Chairman
Carolyn Chin
David B. Price
Barry L. Williams

SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding total compensation for the two one-year periods ended December 31, 2007 and 2006, which includes required disclosure for our CEO, CFO and the other four most highly compensated executive officers of CH2M HILL.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Ralph R. Peterson Chief Executive Officer and Chairman	2007 2006	950,000 900,000	1,280,000 750,000	— —	25,412 12,090	1,863,000 1,463,000	— —	86,085 268,006	4,204,497 3,393,096

Samuel H. Iapalucci Executive Vice President and Chief Financial Officer	2007 2006	525,000 500,000	323,400 225,000	693,600 505,000	24,202 11,514	252,000 170,000	— —	48,404 84,262	1,866,606 1,495,776

Robert G. Card(2) Senior Vice President	2007	500,000	344,000	651,123	24,202	160,000	—	649,499	2,328,824

Garry M. Higdem Senior Vice President	2007 2006	520,000 495,000	484,000 317,000	1,008,083 2,267,583	36,763 23,028	— —	— —	42,023 87,405	2,090,869 3,190,016

Donald S. Evans Senior Vice President	2007 2006	500,000 470,000	264,000 195,000	628,800 464,000	24,202 11,514	235,200 156,000	— —	63,075 120,024	1,715,277 1,416,538

Lee A. McIntire(1) President and Chief Operating Officer	2007 2006	600,000 484,000	414,000 340,000	342,667 227,000	60,046 23,028	— —	— —	169,927 47,512	1,586,640 1,121,540

(1)
Mr. McIntire became CH2M HILL's President and Chief Operating Officer on February 14, 2006.

(2)
Mr. Card became one of our four other most highly compensated executive officers in 2007 and therefore his 2006 compensation is not included in this table.

(3)
Bonus amounts in column (d) for fiscal year 2007 and 2006 consist of bonuses earned under the STIP and any discretionary bonuses paid to the named executive officers. STIP awards are generally paid 60% cash and 40% in common stock. The stock portion is included in the Stock Awards column. The following table provides a summary of the bonuses earned during the years ended December 31.

	Short Term Incentive Plan ($)			Discretionary ($)			Total ($)

Name	2007	2006		2007	2006		2007	2006

Ralph R. Peterson	1,280,000	750,000	(i)	—	—		1,280,000	750,000

Samuel H. Iapalucci	323,400	225,000		—	—		323,400	225,000

Robert G. Card	294,000	—		50,000	—	(ii)	344,000	—

Garry M. Higdem	324,000	267,000		160,000	50,000	(ii)	484,000	317,000

Donald S. Evans	264,000	195,000		—	—		264,000	195,000

Lee A. McIntire	414,000	240,000		—	100,000	(ii)	414,000	340,000

  (i)
  Mr Peterson's 2007 and 2006 STIP awards and Dr. Ferris's 2006 STIP award were all paid in cash.

  (ii)
  Both Mr. Card and Mr. Higdem had guaranteed payments as part of their employment agreements as follows: Mr. Higdem $400,000 in 2007 and $125,000 in 2006; Mr. Card $125,000 in 2007. The payments were made 40% in cash (included above) and 60% in stock (included in the Stock Award column). Mr. McIntire was paid a hiring bonus of $100,000 in 2006.

(4)
Amounts in column (e) represent stock issued in connection with the STIP and the ELTIP programs, as well as restricted stock awards. ELTIP awards are generally paid 40% in cash and 60% in common stock. The cash portion of the ELTIP award is presented in Non Equity Incentive Compensation column (g). The following table provides a summary of the stock awards earned during the years ended December 31:

	STIP Awards ($)		ELTIP Awards ($)			Discretionary Awards ($)(iii)		Restricted Stock Awards ($)(ii)		Total Stock Awards ($)

Name	2007	2006	2007	2006		2007	2006	2007	2006	2007	2006

Ralph R. Peterson	—	—	—	—		—	—	—	—	—	—

Samuel H. Iapalucci	215,600	150,000	378,000	255,000		—	—	100,000	100,000	693,600	505,000

Robert G. Card	196,000	—	240,000	—		75,000	—	140,123	—	651,123	—

Garry M. Higdem	216,000	178,000	—	—	(i)	240,000	75,000	552,083	2,014,583	1,008,083	2,267,583

Donald S. Evans	176,000	130,000	352,800	234,000		—	—	100,000	100,000	628,800	464,000

Lee A. McIntire	276,000	160,000	—	—	(i)	—	—	66,667	67,000	342,667	227,000

  (i)
  Mr. Higdem and Mr. McIntire joined the company in 2005 and 2006, respectively, and therefore did not participate in the 2003 and 2004 ELTIP programs.

  (ii)
  These are time-vested restricted stock awards whose value was calculated in accordance with Statement of Financial Accounting Standards No. 123(R), "Share Based Payment," (SFAS 123(R)). Refer to Note 13 of the consolidated financial statements in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation and recognition of compensation cost for equity awards. Refer to the Grant of Plan Based Awards table for the total grant date fair value of restricted stock awarded in 2007.

  (iii)
  See further information at note 3 above.

(5)
Amounts represent the portion of the fair value of the options earned and recognized as compensation expense in accordance with SFAS 123(R) and do not represent cash payments made to the individuals or amounts realized. Under SFAS 123(R), the fair value of options granted to employees is recognized ratably over the vesting period. Only a portion of these options held by any named executive officer is currently vested. See Note 13 of the consolidated financial statements in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2007, regarding the assumptions underlying the valuation of equity awards. Refer to the Grants of Plan Based Awards table for the total grant date fair value of options granted in 2007.

(6)
This column represents the cash portion of the ELTIP awards. Mr. Peterson's entire 2007 ELTIP award was paid in cash, and Mr. Peterson's and Dr. Ferris's 2006 ELTIP awards were also paid in cash. Refer to Note 3 above for further information about the stock portion of the ELTIP included in the Stock Awards column. The 2006 and 2007 ELTIP awards were paid on March 9, 2007 and March 7, 2008, respectively.

(7)
Amounts shown reflect the actuarial change in the present value of accrued benefits under the frozen defined benefit pension plan and the Supplemental Executive Retirement Plan ("SERP"). Amounts were calculated using interest rates and mortality assumptions consistent with those used in CH2M HILL's 2007 and 2006 consolidated financial statements. Refer to Note 13 of the consolidated financial statements in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of pension benefits.

	Defined Benefit Plan ($)		Supplemental Executive Retirement Plan (SERP) ($)(i)		Net Change in Present Value and Nonqualified Deferred Compensation Earnings ($)

Name	2007	2006	2007	2006	2007	2006

Ralph R. Peterson	4,856	16,553	(119,959)	(257,608)	(115,103)	(241,055)

Samuel H. Iapalucci	—	—	—	(5,142)	—	(5,142)

Robert G. Card	(1,602)	—	(111,184)	—	(112,786)	—

Garry M. Higdem	—	—	—	—	—	—

Donald S. Evans	(1,645)	11,428	(57,401)	(73,682)	(59,046)	(62,254)

Lee A. McIntire	—	—	—	—	—	—

  (i)
  Pension plans are aggregated for purposes of calculating the change in actuarial present value. The defined benefit plan that the named executive officers participate in is currently frozen. For Mr. Card and Mr. Evans the decrease in the present value due to the change in discount rate exceeds the increase in present value due to the reduction in the number of years to normal retirement age. The present value of the accrued benefit under the SERP decreased between 2006 and 2007 as well as between 2005 and 2006 as a result of the increase in the qualified account balances that offset the SERP benefit.

See the Pension Benefits table for further discussion.

(8)
Amounts shown for 2007 and 2006 include:

	Foreign Service Income ($)		Perquisites and Other Personal Benefits ($)(i)			Registrant Contributions to Deferred Compensation Plans ($)(iv)		Registrant Contributions to Defined Contribution Plans ($)(vi)		Insurance Premiums ($)		Tax Reimbursement ($)			Total Other Compensation ($)

Name	2007	2006	2007	2006		2007	2006	2007	2006	2007	2006	2007	2006		2007	2006

Ralph R. Peterson	—	—	5,370	5,150		68,875	226,091	(799)	24,626	8,895	8,397	3,744	3,742		86,085	268,006

Samuel H. Iapalucci	—	—	8,065	8,030		28,500	53,130	5,728	18,100	2,327	1,218	3,784	3,784		48,404	84,262

Robert G. Card	142,118	—	5,370	—		26,125	—	6,947	—	1,107	—	467,832	—	(v)	649,499	—

Garry M. Higdem	—	—	7,810	54,058	(iii)	28,025	26,124	1,485	—	1,228	1,228	3,475	5,995		42,023	87,405

Donald S. Evans	—	—	24,589	24,369		26,125	76,181	6,459	17,368	2,158	2,106	3,744	—		63,075	120,024

Lee A. McIntire	—	—	50,845	9,987	(ii)	103,385	25,112	7,290	7,128	2,714	2,297	5,693	2,988		169,927	47,512

  (i)
  Except as otherwise stated below, the amounts shown reflect financial consulting fees for each named executive officer. The amount in this column also includes country club dues for Mr. Iapalucci, Mr. Higdem, and Mr. McIntire. The amount in this column for Mr. Evans includes a housing allowance. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named officer, except as noted in (ii) below.

  (ii)
  The 2007 amount includes $43,600 of country club dues.

  (iii)
  The 2006 amount includes relocation and moving expenses of $44,521.

  (iv)
  The amounts shown for 2007 are included in the Nonqualified Deferred Compensation Table.

  (v)
  The 2007 amount includes reimbursements for foreign taxes paid.

  (vi)
  2007 contributions were reduced by a prior year adjustment.

Grants of Plan Based Awards In 2007

Grant Date Fair Value of Stock and Option Awards ($)(3)
					All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Shares of Stock or Units (#)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Ralph R. Peterson	N/A 2/09/07	0 —	1,900,000 —	3,800,000 —	— —	— 10,500	— 19.63	— 40,005

Samuel H. Iapalucci	N/A 2/09/07	0 —	472,500 —	945,000 —	— —	— 10,000	— 19.63	— 38,100

Robert G. Card	N/A 2/09/07	0 —	400,000 —	800,000 —	— —	— 10,000	— 19.63	— 38,100

Garry M. Higdem	N/A 2/09/07	0 —	416,000 —	832,000 —	— —	— 10,000	— 19.63	— 38,100

Donald S. Evans	N/A 2/09/07	0 —	400,000 —	800,000 —	— —	— 10,000	— 19.63	— 38,100

Lee A. McIntire	N/A 2/09/07	0 —	660,000 —	1,320,000 —	— —	— 30,000	— 19.63	— 114,300

(1)
Information set forth reflects ELTIP opportunities that were granted in 2007. The 2007 program will be paid out on or after the three-year award period ending December 31, 2009. Generally, the payment of the awards will be 60% in common stock, valued at the date of payment, and 40% in cash. The criterion for payout is based on specific long-term objective and identifiable performance goals of earnings growth and strategic imperatives for CH2M HILL.

(2)
Stock options generally become exercisable 25%, 25% and 50% after one, two and three years, respectively and have a term of five years from the date of grant.

(3)
Grant date fair value of stock and option awards was calculated in accordance with SFAS 123(R). The grant date fair value is recognized as compensation expense over the vesting period under SFAS 123(R) and is reflected in the Summary Compensation Table in the year it is recognized. See Note 13 of the consolidated financial statements in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2007, regarding the assumptions underlying the valuation of equity awards.

Outstanding Equity Awards at December 31, 2007

	Option Awards						Stock Awards

Name	Grant Date MM/DD/YY	Number of securities Underlying Unexercised Options Exercisable (#)(1)	Number of securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised (#)	Option Exercise Price ($)	Option Expiration	Number of shares or Units of Stock that have not vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Ralph R. Peterson	02/13/04 02/25/05 02/10/06 02/09/07	10,500 5,250 2,625 —	— 5,250 7,875 10,500	— — — —	12.07 14.92 18.72 19.63	2/13/2009 2/25/2010 2/10/2011 2/09/2012	—	—	—	—

Samuel H. Iapalucci	02/13/04 02/25/05 02/10/06 02/09/07	10,000 5,000 2,500 —	— 5,000 7,500 10,000	— — — —	12.07 14.92 18.72 19.63	2/13/2009 2/25/2010 2/10/2011 2/09/2012	26,709	746,249	—	—

Robert G. Card	11/05/04 02/25/05 02/10/06 02/09/07	5,000 5,000 2,500 —	— 5,000 7,500 10,000	— — — —	14.65 14.92 18.72 19.63	11/5/2009 2/25/2010 2/10/2011 2/09/2012	66,709	1,863,849	—	—

Garry M. Higdem	02/10/06 02/09/07	5,000 —	15,000 10,000	— —	18.72 19.63	2/10/2011 2/09/2012	88,724	2,478,949	—	—

Donald S. Evans	02/14/03 02/13/04 02/25/05 02/10/06 02/09/07	9,000 10,000 5,000 2,500 —	— — 5,000 7,500 10,000	— — — — —	11.89 12.07 14.92 18.72 19.63	2/14/2008 2/13/2009 2/25/2010 2/10/2011 2/09/2012	26,709	746,249	—	—

Lee A. McIntire	02/24/06 02/09/07	5,000 —	15,000 30,000	— —	18.72 19.63	2/24/2011 2/09/2012	10,684	298,511	—	—

(1)
Stock Options are granted at an exercise price equal to the fair market value of CH2M HILL's common stock at the date of grant. Stock options generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from the date of grant.

(2)
Vesting dates for the restricted stock are as follows: Mr. Iapalucci's 26,709 shares vest on 2/10/2011; Mr. Card's 40,000 shares vest on 2/10/2018 and 26,709 shares vest on 2/10/2011; Mr. Higdem's 38,106 shares vest on 1/1/2008, 23,909 shares vest on 1/1/2009 and 26,709 shares vest on 2/10/2011; Mr. Evans' 26,709 shares vest on 2/10/2011; Mr. McIntire's 10,684 shares vest on 2/14/2009.

(3)
Market value is calculated based on the fair market value of the Company's stock at December 31, 2007.

OPTION EXERCISES AND STOCK VESTED DURING THE YEAR ENDED DECEMBER 31, 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

(a)	(b)	(c)	(d)		(e)

Ralph R. Peterson	10,500	168,525	28,688	(3)	599,866	(3)

Samuel H. Iapalucci	9,000	144,450	2,500		49,075	(2)

Garry M. Higdem	—	—	38,105		714,473	(2)

Donald S. Evans	9,000	67,860	—		—

(1)
Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise. It is not the grant date fair value or recognized compensation expense disclosed in other tables in this proxy statement.

(2)
Represents the number of shares vested times the fair market value of our common stock on the date the shares vest. It is not the grant date fair value or recognized compensation expense disclosed in other tables in this proxy statement.

(3)
Mr. Peterson had 28,688 Share Value Equivalent Units (SVEU's), which represents an economic interest in CH2M HILL evidenced by units in a trust versus direct common stock ownership. Mr. Peterson's SVEU's vested on June 9, 2007. In December 2007, he converted 16,688 of the SVEU's to stock and the remaining 12,000 SVEU's were sold for cash.

PENSION BENEFITS AS OF DECEMBER 31, 2007

Name	Plan Name	Number of Years credited service (#)	Present Value of Accumulated Benefit ($)(1)		Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)		(e)

Ralph R. Peterson	CH2M HILL Pension Plan (Defined Benefit Plan) CH2M HILL Supplemental Executive Retirement Plan	28 42	339,587 1,410,029		— —

Samuel H. Iapalucci	CH2M HILL Supplemental Executive Retirement Plan	13	—	(2)	—

Robert G. Card	CH2M HILL Pension Plan (Defined Benefit Plan) CH2M HILL Supplemental Executive Retirement Plan	19 30	81,180 164,671		—

Garry M. Higdem	CH2M HILL Supplemental Executive Retirement Plan	2	—	(2)	—

Donald S. Evans	CH2M HILL Pension Plan (Defined Benefit Plan) OMI Pension Plan (Defined Benefit Plan) CH2M HILL Supplemental Executive Retirement Plan	12 10 34	84,620 155,848 399,510		— —

(1)
Amounts shown reflect the actuarial present value of the named executive officer's benefits under all pension plans established by CH2M HILL determined using interest rates and mortality assumptions consistent with those used in CH2M HILL's 2007 consolidated financial statements.

(2)
Mr. Iapalucci and Mr. Higdem are participants in the SERP, however their present values of accrued benefit were both $0 at December 31, 2007. This occurred because their combined offsets exceeded the gross SERP accrued benefit (see below for more detail).

        Mr. Peterson and Mr. Card are participants in the CH2M HILL Pension Plan. Benefits under the CH2M HILL Pension Plan are equal to 1.0 percent of average base compensation (up to $150,000) for 1987 through 1991, multiplied by years of credited benefit service prior to 1992, plus 1.0 of each year's base compensation (up to $150,000) for each year of credited benefit service from January 1, 1992 through December 31, 1993. CH2M HILL Pension Plan benefits were frozen as of December 31, 1993.

        Mr. Evans is a participant in the CH2M HILL Pension Plan with respect to his credited benefit service prior to May 1, 1986, and he is a participant in the OMI Retirement Plan with respect to his credited benefit service from May 1, 1986 through December 31, 1995. Benefits under the OMI Retirement Plan are equal to 1.5 percent of average compensation (up to the applicable IRS compensation limit for each year) multiplied by the first 20 years of credited benefit service, plus 0.5 percent of average compensation (up to the applicable IRS compensation limit for each year) multiplied by credited benefit service in excess of 20 years. Mr. Evans' benefit under the OMI Retirement Plan was frozen as of December 31, 1995 upon his transfer from employment covered by the Plan.

        Mssrs. Iapalucci, Higdem and McIntire are not participants in a company-sponsored pension plan.

        Mssrs. Peterson, Iapalucci, Higdem, Evans and Card are participants in a Supplemental Executive Retirement Plan (SERP). This plan provides that CH2M HILL will pay a supplemental retirement benefit to certain of its senior executives if they retire from CH2M HILL on or after age 65. The Gross SERP target benefit is determined as follows: a lump sum value at age 65 is determined based on 50% of final compensation, as determined by the Board of Directors. Final compensation is currently 2007 compensation. This lump sum is then reduced by the sum of: (1) the combined account balance, which is the sum of all CH2M HILL employer contributions to retirement accounts (including earnings and appreciation), (2) the lump sum value of the frozen qualified defined benefit pension plan, and (3) the lump sum value of 50% of the social security benefit. The amount of the SERP benefit may change from time-to-time based on the decision of the Board of Directors of CH2M HILL. The present value of the accrued benefit decreased between 2006 and 2007, mainly as a result of the increase in the qualified account balances that offset the SERP benefit. Participants are vested 100% of the SERP benefit on reaching age 65.

        Participants are eligible for early retirement after age 55, but only at the discretion of the Board of Directors for unvested balances. Mssrs. Peterson, Iapalucci, Card and Evans are currently eligible for an early retirement benefit. The SERP benefit calculation described above is modified as follows for an early retirement benefit: final compensation is reduced by a fraction, the numerator of which is active service at CH2M HILL and the denominator is potential years of service at CH2M HILL from date of employment to age 65. In addition, the lump sum annuity is discounted by 3% per annum for the years to age 65.

Non-Qualified Deferred Compensation as of December 31, 2007

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution During Year ($)		Registrant Contribution During Year ($)(1)		Aggregate Earnings During Year ($)(2)	Aggregate Withdrawals/ Distributions During Year ($)	Aggregate Balance at End of Year ($)

(a)	(b)	(c)		(d)		(e)	(f)	(g)

Ralph R. Peterson	7,409,648	34,438		68,875		988,325	—	8,501,286

Samuel H. Iapalucci	2,495,846	14,250		28,500		1,153,543	—	3,692,139

Robert G. Card	163,502	13,062		26,125		36,859	—	239,548	(5)

Garry M. Higdem	41,882	14,013		28,025		8,297	—	92,217	(5)

Donald S. Evans	2,780,121	247,062	(3)	26,125		1,140,909	—	4,194,217

Lee A. McIntire	40,127	17,812		103,385	(4)	16,348	—	177,672	(5)

(1)
Amounts shown are also reported as compensation in the Summary Compensation Table.

(2)
Aggregate earnings are not included in the Summary Compensation table because the earnings are not above market or preferential in nature.

(3)
Includes $234,000 of company stock previously reported in the 2006 Summary Compensation Table in Stock Awards as the stock portion of the 2006 ELTIP award paid in 2007.

(4)
Additional retirement benefits of $67,760 were provided in 2007. Refer to discussion below regarding discretionary contributions to the nonqualified deferred compensation plan.

(5)
Vested balances are as follows: Mr. Card—$123,191, Mr. Higdem—$43,359 and Mr. McIntire—$34,109.

        Mssrs. Peterson, Iapalucci, Card, Higdem, Evans and McIntire are participants in the Deferred Compensation Plan (DCP). The plan provides for participants to defer up to 50% of base pay and 100% of incentive pay. Participants are vested 100% at all times. For DCP account balances at December 31, 2007, participants can choose to start distribution upon: (a) termination of employment, (b) retirement, or (c) a date elected by the participant. Participants can choose payment in either a lump sum or through annual installments over 5, 10, or 15 years.

        Mssrs. Peterson, Iapalucci, Card, Higdem, Evans and McIntire are participants in the Executive Deferred Compensation Plan (EDCP). CH2M HILL will contribute 4.75% of base pay in excess of the IRS limitation on compensation for qualified plans, which during 2007 was $225,000. Participants may defer up to an additional 4.75% of base pay in excess of the IRS limitation and CH2M HILL will match the contribution. Certain participants may also defer up to 100% of compensation in lieu of paid time off. They may also receive additional discretionary CH2M HILL contributions indexed to base pay.

        Participants are 100% vested at all times on deferrals and earnings on deferrals. Company contributions to the EDCP and the earnings thereon shall be 100% vested after the earlier of: (a) completion of 6 years of vesting service, (b) attainment of age 65, or (c) attainment of age 55 and completion of 5 years of vesting service. Prior to completion of any of the above events, company contributions vest according to the schedule below:

Years of Vesting Service	Vested %

Less than 2 years	0%

More than 2 but less than 3 years	20%

More than 3 but less than 4 years	40%

More than 4 but less than 5 years	60%

More than 5 but less than 6 years	80%

6 or more years	100%

        The EDCP serves two purposes. It allows CH2M HILL the opportunity to provide a company match for compensation deferrals made by highly compensated employees whose 401(k) Plan contributions are limited by the Employee Retirement Income Security Act. It is also used by CH2M HILL to provide additional retirement benefits for certain of its senior executives at levels to be determined from time-to-time by the Board of Directors. The deferred compensation plans have several hypothetical investment options that a participant may choose to invest the cash portion of their deferred compensation. Each hypothetical investment option is based on an investment fund that is similar to the 401(k) Plan. All deferrals of common stock must remain invested in common stock and are distributed in common stock. While the DCP and EDCP deferred compensation plans remain unfunded, a trust was established in 1999 to provide a source of funds to pay deferred compensation liabilities. Contributions have since been made to this trust. For DCP account balances at December 31, 2007, participants can choose to start distributions upon (a) termination of employment, (b) retirement, or (c) date elected by the participant. Participants can choose payment in either a lump sum or through an annual distribution over 5, 10 or 15 years.

Change of Control and Post-Termination Compensation

        Our CEO and each of the other named executive officers are party to a change of control agreement with the Company. Under the change in control agreements, upon the occurrence of a change of control, certain provisions become effective automatically, while other provisions do not become effective until a second event, such as the termination of the applicable executive's employment by the Company without good cause. The provisions that become automatically effective, such as the vesting of outstanding retirement plans and stock options and the pro rata payout of target amounts under short- and long-term incentive plans, were selected because they are compensation components aimed at promoting the long-term interests of CH2M HILL as measured by stock price appreciation. Following a change of control, the changes in our stock price, if any, will likely be attributable to factors other than, or in addition to, the efforts of our executive team. Accordingly, we believe it is appropriate to accelerate vesting upon a change of control in order for our named executive officers and other senior executives to benefit from that portion of the incentive compensation attributable to periods prior to the change of control.

        The remaining provisions of the change of control agreements, such as severance benefits, are contingent upon the occurrence of a second triggering event to become effective. We believe that these components provide incentives to the executives to remain with the Company and contribute to the success of the post-change of control enterprise, which enhances the value of the enterprise to a potential acquirer. The specific provisions and amounts that would become payable under our change of control agreements are discussed below.

        Under the change of control agreements, CH2M HILL will provide each named executive officer with the following benefits at the time the change of control event occurs:

  •
  Immediate vesting in all retirement plans and of all outstanding options;

  •
  Pro-rata payout of amounts payable under the short-term incentive plan for the year of termination; and

  •
  Pro-rata payout of amounts payable under the long-term incentive plan or executive officers long-term incentive plan, as appropriate.

        CH2M HILL will provide each named executive officer with the following additional benefits in the event of termination of their employment (actual or constructive and other than for cause) by CH2M HILL or its successor in interest within twenty-four months of a change of control:

  •
  For the CEO and very few select senior executives, lump-sum payments in the amount equal to 2.99 times the sum of (a) annual base salary in effect at the time the change of control occurs and (b) target annual incentive bonus payable under the Short-Term Incentive Plan;

  •
  For the other named executive officers, lump-sum payments in the amount equal to 1.5 times the sum of (a) annual base salary in effect at the time the change of control occurs and (b) target annual incentive bonus payable under the short-term incentive plan;

  •
  Continuation of health benefits for 36 months for the CEO and direct reports and continuation for 18 months for other Change of Control Executives; and

  •
  Immediate vesting of all options, restricted stock and other incentive grants and long-term incentive pay.

        For purposes of the change of control agreements, a "change of control" is defined generally to include:

  •
  Acquisition of 25% (or more) of the voting securities of CH2M HILL;

  •
  A significant merger or consolidation where CH2M HILL shareholders hold less than 75% of all shares outstanding of the surviving company;

  •
  A change in the majority of the Board of Directors, not otherwise recommended by the Board of Directors, during the course of one year; and

  •
  Liquidation or dissolution of CH2M HILL, or direct or indirect sale or other disposition of all or substantially all of the assets of CH2M HILL.

        Had a change in control occurred on the last day of fiscal 2007 and had their employment been terminated 24 months after such change in control, the named executive officers would have been eligible to receive the payments set forth in the table below.

Potential Payments Under Change of Control Agreements as of December 31, 2007:

Name	Salary & Bonus ($)	Immediate Vesting of Stock Options & Restricted Stock ($)(1)	Immediate Vesting of Retirement Benefits		Benefits ($)(4)	Total ($)

(a)	(b)	(c)	(d)		(e)	(f)

Ralph R. Peterson	5,681,000	106,076	1,410,029	(2)	36,730	7,233,835

Samuel H. Iapalucci	2,825,550	847,286	—		36,730	3,709,566

Robert G. Card	2,616,250	1,964,874	281,028	(2)(3)	38,424	4,900,576

Garry M. Higdem	2,720,900	2,591,199	48,859	(3)	36,730	5,397,688

Donald S. Evans	2,616,250	847,274	399,510	(2)	36,116	3,899,150

Lee A. McIntire	3,229,200	500,561	143,563	(3)	36,730	3,910,054

(1)
Accelerated vesting of stock option amounts was determined by measuring the fair value of unvested stock options at December 31, 2007, utilizing the provisions of SFAS No. 123(R). Accelerated vesting of restricted stock was determined by utilizing the fair market value of CH2M HILL stock on December 31, 2007.

(2)
Represents vesting of the SERP actuarial present value at December 31, 2007.

(3)
Represents vesting of company contributions to the deferred compensation plan.

(4)
Benefits relate to premiums for continuation of medical and dental coverage.

Proposal 2.    Ratification of Appointment of Independent Auditors

        The Audit Subcommittee has appointed KPMG LLP to audit the consolidated financial statements of CH2M HILL for the year ending December 31, 2008 and recommends that the shareholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of KPMG LLP is expected to be present at the Annual Meeting. He will have the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of appointment of independent auditors.

Proposal 3.    Approval of Amendment of Our Restated Articles of Incorporation to Convert the Existing Authority to Issue Class A Preferred Stock to an authority to Issue Undesignated Preferred Stock

Description of Amendment

        On February 8, our Board of Directors (the "Board") unanimously approved, subject to shareholder approval, an amendment to our Restated Articles of Incorporation to replace the existing authorization to issue 50,000,000 shares of Class A Preferred Stock with an authorization to issue 50,000,000 shares of undesignated preferred stock. This type of preferred stock allows the Board, as may be expressed in resolutions duly adopted by the Board, to divide the preferred shares into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences, including dividend rights and liquidation preferences, and to issue shares of any series without further shareholder approval. The Board can issue preferred stock to CH2M HILL employees, directors or consultants and to parties not affiliated with CH2M HILL. The preferred shares issued to parties other than employees, directors or consultants cannot be converted into common stock. Preferred stock issued to parties other than employees, directors and consultants will not be subject to restrictions on ownership and transfer found in CH2M HILL's Restated Bylaws. CH2M HILL currently has no authorized Class A Preferred Stock outstanding and the change from the Class A Preferred Stock to the undesignated preferred stock will not adversely affect the rights of any existing holder of preferred stock or holders of common stock.

Purpose of Amendment and Possible Effects

        The Board believes the authorization of this type of preferred stock will give CH2M HILL greater flexibility to take advantage of various business opportunities and provide greater flexibility with respect to CH2M HILL's capital structure allowing us to raise capital through equity based financing (sale of preferred stock) for acquisitions and other operating purposes.

        This amendment would permit our Board of Directors to authorize the issuance of preferred shares on the terms that the Board determines to be in the best interest of the company and its shareholders, in its discretion, without any further shareholder approval, except to the extent required by applicable law or any other rules that apply to CH2M HILL and its securities. For example, the Board will be able to structure preferred stock to have special dividends or special distribution rates, dates for payment of dividends or distributions, whether dividends are cumulative, whether dividends must first be paid on outstanding preferred shares that are issued before common share dividends are paid, liquidation prices, redemption rights and prices, any sinking fund requirements, any conversion rights and any restrictions on the issuance of any other series of preferred shares, and certain voting rights. Such shares of preferred stock could be issued, for example, to fund an acquisition of another company. The preferred stock may be issued directly to the equity owners of a company we may wish to acquire instead of using cash or CH2M HILL common stock for such acquisitions and instead of incurring debt to finance them. Such shares of preferred stock could also be issued in a private placement to parties not affiliated with CH2M HILL to finance CH2M HILL's operations or to fund acquisitions with cash.

        The amendment would permit our Board of Directors to authorize the issuance of preferred stock to institutional investors, the general public, or other investors and such issuance does not have to be limited to CH2M HILL employees, consultants or directors, as is the ownership of CH2M HILL's common stock. The Board of Directors will also be able to issue preferred stock to current or future employees (within the context of an acquisition for example). The preferred stock that the Board of Directors would issue to employees, directors and consultants will be subject to ownership and transfer restrictions similar to our common stock. The preferred stock that the Board of Directors would issue to parties not affiliated with CH2M HILL (i.e. not to employees, directors and consultants) would not be subject to similar ownership and transfer restrictions, but such preferred stock would not be convertible into CH2M HILL common stock.

        The proposed preferred stock could have a number of effects on CH2M HILL's shareholders, depending upon the circumstances of any actual issuances of the shares. One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of CH2M HILL by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the CH2M HILL employee ownership structure and/or protect the continuity of CH2M HILL's management. The issuance of shares of preferred stock pursuant to the Board's authority described above may adversely affect the rights of holders of common stock because an issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

        The Board is not aware of any attempt, or contemplated attempt, to acquire control of CH2M HILL, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

        There are currently no plans, arrangements, commitments or understandings for the issuance of the shares of preferred stock, which are proposed to be authorized.

        Like the common shares, the shares of preferred stock will have a par value of $0.01 per share.

        This summary does not purport to be complete and is qualified in its entirety by reference to the proposed Amendment attached hereto as Appendix A.

        If the proposed amendment is approved, it would authorize the Board, without any further shareholder action (except to the extent required by applicable law or any other rules that may govern CH2M HILL's securities), to issue up to 50,000,000 shares of preferred stock from time to time, in one or more series and having such dividend, redemption, voting and other rights, and having such liquidation and other preferences as the Board of Directors determine with respect to each such series, as set forth in a resolution of the Board of Directors adopted at or prior to the time of such issuance.

The Board of Directors unanimously recommends a vote FOR Proposal 3.

Proposal 4.    Other Business

        In addition to the proposals described above, shareholders may be asked to transact such other business that may properly come before the Annual Meeting and any postponement(s) or adjournment(s). CH2M HILL presently is not aware of any such business at the time this proxy is being sent to you.

Section 16(a) Beneficial Ownership Reporting

        Section 16(a) of the Securities Exchange Act of 1934 and related rules of the SEC require CH2M HILL's directors, executive officers and holders of more than 10% of any class of CH2M HILL equity securities (Reporting Persons) to file reports of their ownership and changes in ownership of CH2M HILL equity securities with the Commission. The Legal Department at CH2M HILL generally prepares these reports on the basis of information obtained from each Reporting Person. Except as otherwise stated below, CH2M HILL believes that all reports required by Section 16(a) of the Exchange Act to be filed by its Reporting Persons during 2006 were timely filed except for one report, covering one transaction, which was filed late on behalf of Mr. Robert G. Card, a Director of CH2M HILL.

Shareholder Proposals for the 2009 Annual Meeting

        Any shareholder proposals intended to be presented at the 2009 Annual Meeting of Shareholders and included in CH2M HILL's proxy statement and form of Proxy for such meeting must be received by CH2M HILL no later than December 1, 2008 in order to be considered for inclusion in CH2M HILL's Proxy Statement and form of proxy relating to that meeting. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934. For any proposal a shareholder wishes to bring before CH2M HILL's 2009 Annual Meeting of Shareholders, but for which such shareholder does not intend to seek to have a written proposal to be included in CH2M HILL's proxy statement for the 2009 Annual Meeting of Shareholders, if CH2M HILL does not receive notice of such proposal on or prior to February 14, 2009, the proxies solicited on behalf of CH2M HILL's Board for the 2008 Annual Meeting of Shareholders will confer discretionary authority to vote with respect to such proposal.

        UPON WRITTEN REQUEST, WITHOUT CHARGE TO EACH SHAREHOLDER OF RECORD AS OF MARCH 21, 2008, WE WILL PROVIDE A COPY OF CH2M HILL'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUESTS SHOULD BE DIRECTED TO CH2M HILL'S CORPORATE SECRETARY AT CH2M HILL'S EXECUTIVE OFFICES AT 9191 SOUTH JAMAICA STREET, ENGLEWOOD, COLORADO 80112.

March 31, 2008

Appendix A

RESTATED
ARTICLES OF INCORPORATION
OF
CH2M HILL COMPANIES, LTD.

        Pursuant to the Oregon Business Corporation Act, CH2M HILL Companies, Ltd. adopts the following Restated Articles of Incorporation which supersede the heretofore existing Articles of Incorporation and all amendments thereto:

ARTICLE I

        The name of this Corporation is CH2M HILL Companies, Ltd. and its duration shall be perpetual.

ARTICLE II

        The purpose for which the Corporation is organized is to conduct any lawful activities for which corporations may be organized under Oregon law.

ARTICLE III

        The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 shares of voting Common Stock of the par value of $.01 per share, and 50,000,000 shares of nonvoting ~~Class A~~ or voting Preferred Stock (as determined by the Board of Directors in accordance with these Restated Articles and Corporation's Restated Bylaws). ~~of the par value of $.021 per share.~~

        Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this Article III set forth, the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article III otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

        Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors (subject to specific limitations of Article VI hereof) with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each shareholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

ARTICLE IV

        No shareholder of this Corporation shall have any preemptive rights to purchase any shares to be sold or issued by the Corporation, either of the presently existing classes or a class established in the future whether the issuance be as original sale or distribution or sale or distribution of treasury stock.

ARTICLE V

        Voting rights of Common Stock are denied while such stock is held or has been acquired in violation of any provision of these Restated Articles, the Restated Bylaws, any shareholders agreement, benefit plan, any other Corporation document or policy, or applicable law.

ARTICLE VI

        This Corporation shall have the right to purchase, take, receive, or otherwise acquire its own stock to the extent and in any manner allowed under applicable law.

        Unless approved by the Board of Directors and a majority of shares entitled to vote and represented at the meeting and except as otherwise provided in this Article VI below, the Corporation shall not sell or in any other way transfer any of its stock to any person other than, directly or indirectly such as through an employee benefit trust, an employee or director of, or consultant to, the Corporation or any of its affiliates.

        Notwithstanding the foregoing, the Board of Directors may at its discretion authorize the issuance of and cause the Corporation to issue Preferred Stock to parties other than the Corporation's employees, directors, or consultants; provided, however, that so issued Preferred Stock may not be convertible into Common Stock. And further notwithstanding any statements to the contrary in the Corporation's Restated Bylaws, there shall be no restrictions on ownership or transfer for Preferred Stock when such stock are issued to parties other than the Corporation's employees, directors or consultants.

ARTICLE VII

        The number of directors of the Corporation shall be no fewer than nine and no more than thirteen, as specified from time to time by resolution of the Board of Directors. Nine of the directors shall be employees of the Corporation or its affiliates; any additional directors cannot be employees.

ARTICLE VIII

        No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Section shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment of the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

ARTICLE IX

        Any vacancy created by death, resignation, removal or incapacity of a director may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by a sole remaining director. A director appointed to fill a vacancy shall serve until the next shareholders' meeting at which directors are elected. Any such vacancy not so filled by the directors shall be filled by election, in accordance with the provisions of the Restated Bylaws entitled "Nomination of Directors" and "Election of Directors," at the next annual meeting of shareholders or at a special meeting of shareholders called for that purpose.

        Any directorship to be filled by reason of an increase in the specified number of directors shall be filled by election, in accordance with the provisions of the Restated Bylaws entitled "Nomination of Directors" and "Election of Directors," at the next annual meeting of shareholders or at a special meeting of shareholders called for that purpose.

        To be elected as a director, a nominee must receive at least the number of votes equal to a majority of the shares entitled to vote and represented at the meeting.

ARTICLE X

        The Board of Directors shall have the power to adopt, amend and repeal the Restated Bylaws of the Corporation (except so far as the Restated Bylaws of the Corporation adopted by the shareholders shall otherwise provide). The Corporation's shareholders may amend or repeal the Corporation's Restated Bylaws. The Corporation shall hold a special meeting of shareholders if the holders of at least ten percent (10%) of all votes entitled to be cast on amendment or repeal of the Restated Bylaws sign, date and deliver to the Corporation's Secretary one or more written demands for such meeting.

        As restated by shareholder action on February 9, 1974, and as amended:

    February 15, 1975
    February 14, 1976
    February 12, 1977
    February 19, 1978
    February 23, 1980
    February 21, 1981
    February 20, 1982
    February 26, 1983
    December 15, 1983
    February 25, 1984
    February 23, 1985
    March 8, 1993
    September 6, 1994
    January 1, 1996
    October 23, 1997
    December 18, 1998
    [May 6], 2008

Appendix B

        Restated Bylaws of CH2M HILL Companies, Ltd. were filed as Exhibit 3.2 on Form 10-K, on February 29, 2008.

B-1

CH2M HILL Companies, Ltd.
Participant Notice
Retirement and Tax-Deferred Savings Plan
March 31, 2008

Dear Plan Participant:

        The enclosed Proxy Statement and Confidential Voting Instructions have been furnished by CH2M HILL Companies, Ltd. in conjunction with the Annual Meeting of Shareholders of CH2M Hill Companies, Ltd. to be held on May 6, 2008, to elect directors and to conduct other business.

        While only the Trustee of the CH2M HILL Companies, Ltd. Retirement and Tax-Deferred Savings Plan can actually vote the shares of CH2M HILL Companies, Ltd. stock (Company Stock) held in the Plan, you, as a participant or a beneficiary with Company Stock credited to your account under the Plan as of March 21, 2008 (the record date for the Annual Meeting) and a named fiduciary under the Plan, are entitled to instruct the Trustee of the Plan with respect to the following:

  1.
  The voting of Company Stock allocated to your account under the Plan on the record date.

  2.
  The voting of a pro-rata portion of Company Stock (based upon the ratio of the amount of Company Stock in your account under the Plan and the total amount of Company Stock in the Plan) allocated to the accounts under the Plan of other participants and beneficiaries for which no instructions are received.

        A named fiduciary is a person who under ERISA has the authority and responsibility (if he or she chooses to exercise it) to instruct the trustee of a plan regarding specific investments. Consequently, because of the provisions of the Plan, the Plan participant as a named fiduciary may (if he or she chooses) instruct the trustee of the Plan as to how to vote shares of Company Stock allocated to his or her own Plan account and how to vote a pro-rata portion of those shares of Company Stock which are not voted by participants with such shares allocated to their accounts.

        If your voting instructions are not timely received, the Trustee will vote the Company Stock allocated to your account under the Plan and uninstructed Company Stock in the aggregate in accordance with timely instructions received from other Plan participants acting as named fiduciaries under the Plan. If the Voting Instruction Form is received after the close of business on May 2, 2008, the Trustee cannot ensure that your voting instructions will be followed.

        It should be noted that your instructions to the Trustee are strictly confidential. Under no circumstances will the Trustee or any of their agents disclose to CH2M HILL Companies, Ltd. or any other party how, or if, you voted. The Trustee will supervise and control the distribution of all materials to Plan participants and the receipt of all voting instruction forms and will not disclose to any outside party the name and address of any Plan participant. You may, therefore, feel completely free to instruct the Trustee to vote these shares in the manner you think best.

        If you have any questions regarding the information provided to you, you may contact Rudd Little, Plan Administrator, 9191 South Jamaica Street, Englewood, CO 80112, (720) 286-3074.

Trustee of the CH2M HILL Companies, Ltd. Retirement and Tax-Deferred Savings Plan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE
		WITHHOLD FOR AUTHORITY			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS: Nominees: 01 Robert G. Card 02 William T. Dehn 03 David B. Price 04 Jacqueline C. Rast		2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENTAUDITORS OF CH2M HILL FOR THE YEAR ENDING DECEMBER 31, 2008:
					FOR	AGAINST	ABSTAIN
			3.	PROPOSAL TO APPROVE THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF CH2M HILL COMPANIES, LTD.
MARK HERE TO VOTE ON ALL MATTERS AS THE BOARD OF DIRECTORS RECOMMENDS
Withhold Authority for the nominees you list above: (Write that nominee's name in the space provided below.)	SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Date

NOTE: This Proxy Card should be dated, signed exactly as your name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/ch2m		TELEPHONE 1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

        If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PROXY
CH2M HILL Companies, Ltd.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
MARCH 31, 2008

        The undersigned shareholder of CH2M HILL COMPANIES, LTD. (the Company) hereby appoints M. Catherine Santee, Donald S. Evans and Margaret B. McLean, and each of them, with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of the Company held of record by the undersigned on March 21, 2008, at the Annual Meeting of Shareholders of the Company to be held on May 6, 2008 (the Annual Meeting) at 8 a.m. (Mountain Daylight Time) at 9191 South Jamaica Street, Englewood, Colorado 80112 and any adjournment or postponement thereof.

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS CH2M HILL'S INDEPENDENT AUDITORS, AND FOR THE APPROVAL OF THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF CH2M HILL COMPANIES, LTD., AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

QuickLinks

CH2M HILL COMPANIES, LTD. 9191 South Jamaica Street Englewood, CO 80112
PROXY STATEMENT
EXECUTIVE COMPENSATION
REPORT OF THE EXECUTIVE COMPENSATION SUBCOMMITTEE
  Appendix A
RESTATED ARTICLES OF INCORPORATION OF CH2M HILL COMPANIES, LTD.
  Appendix B
PROXY CH2M HILL Companies, Ltd. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS MARCH 31, 2008